         As filed with the Securities and Exchange Commission on April 14, 2000
                                                 Registration Numbers: 333-91215
                                                                    333-91215-01
                                                                    333-91215-02
                                                                    333-91215-03
                                                                    333-91215-04
                                                                    333-91215-05
                                                                    333-91215-06
                                                                    333-91215-07


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              Amendment No. 1 to
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             PLAINS RESOURCES INC.
            (Exact name of registrant as specified in its charter)
                   See Table Of Additional Registrants Below

          DELAWARE                                      1311                                  13-2898764
(State or other jurisdiction of              Primary Standard Industrial                   (I.R.S. Employer
incorporation or organization)                Classification Code Number                 Identification No.)

                               500 Dallas Street
                             Houston, Texas 77002
                                (713) 654-1414
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                             Michael R. Patterson
                      Vice President and General Counsel
                             Plains Resources Inc.
                               500 Dallas Street
                             Houston, Texas 77002
                                (713) 654-1414
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                --------------

                                   Copy to:
                                John A. Watson
                          Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas 77010-3095
                                (713) 651-5151

                                --------------


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                         TABLE OF ADDITIONAL REGISTRANTS

========================================================================================================================
                                                                                                  Address, Including
                                                                                                    Zip Code, and
                                                       Primary Standard                            Telephone Number,
                               State Or Other             Industrial              I.R.S.         Including Area Code,
                              Jurisdiction Of        Classification Code        Employer ID    of Registrants' Principal
          Name                 Incorporation                 No.                   No.             Executive Offices
========================================================================================================================
Arguello Inc.                     Delaware                   1311               76-0608465                *
------------------------------------------------------------------------------------------------------------------------
Calumet Florida, Inc.             Delaware                   1311               35-1880416                *
------------------------------------------------------------------------------------------------------------------------
Plains Illinois Inc.              Delaware                   1311               76-0487569                *
------------------------------------------------------------------------------------------------------------------------
Plains Resources                                                                                          *
International Inc.                Delaware                   1311               76-0040974
------------------------------------------------------------------------------------------------------------------------
PMCT Inc.                         Delaware                   1311               76-0410281                *
------------------------------------------------------------------------------------------------------------------------
Stocker Resources, Inc.          California                  1311               33-0421175                *
------------------------------------------------------------------------------------------------------------------------
Stocker Resources, L.P.          California                  1311               33-0430755                *
========================================================================================================================

* 500 Dallas Street, Houston, Texas 77002, telephone (713) 654-1414.

                              Plains Resources Inc.

                              Cross-Reference Sheet
(Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K)

                FORM S-4 ITEM AND CAPTION                     LOCATION OR PROSPECTUS CAPTION
                -------------------------                     ------------------------------
1.       Forepart of Registration Statement and Outside       Outside Front Cover Page
         Front Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of         Inside Front Cover Page
         Prospectus

3.       Risk Factors, Ratio of Earnings to Fixed Charges     Prospectus Summary; Risk Factors
         and Other Information

4.       Terms of the Transaction                             Summary; The Exchange Offer;
                                                              Description of the Exchange Notes; Certain
                                                              Federal Income Tax Consequences

5.       Pro Forma Financial Information                      Incorporation of Certain Documents

6.       Material Contacts with the Company Being             Not Applicable
          Acquired

7.       Additional Information Required for Reoffering       Not Applicable
         by Persons and Parties Deemed to be
         Underwriters

8.       Interests of Named Experts and Counsel               Legal Matters; Experts

9.       Disclosure of Commission Position on                 Not Applicable
         Indemnification for Securities Act Liabilities

10.      Information with Respect to S-3 Registrants          Prospectus Summary; Risk Factors; Description
                                                              of Certain Indebtedness

11.      Incorporation of Certain Information by Reference    Incorporation of Certain Documents

12.      Information with Respect to S-2 or S-3 Registrants   Not Applicable

13.      Incorporation of Certain Information by Reference    Not Applicable

14.      Information with Respect to Registrants Other        Not Applicable
         Than S-3 or S-2 Registrants

15.      Information with Respect to S-3 Companies            Not Applicable

16.      Information with Respect to S-2 or S-3 Companies     Not Applicable

17.      Information with Respect to Companies Other          Not Applicable
         Than S-3 or S-2 Companies

18.      Information if Proxies, Consents or Authorizations   Not Applicable
         are to be Solicited

19.      Information if Proxies, Consents or Authorizations   Incorporation of Certain Documents
         are not to be Solicited or in an Exchange Offer

PROSPECTUS
                               Offer to Exchange

                                all outstanding
             10 1/4% Senior Subordinated Notes Due 2006, Series E
                  ($75,000,000 principal amount outstanding)
                                      for
             10 1/4% Senior Subordinated Notes Due 2006, Series F
                        ($75,000,000 principal amount)
                                      of
                          [LOGO OF PLAINS RESOURCES]

                              Unconditionally Guaranteed by:

      Arguello Inc.               Plains Illinois Inc.               Stocker Resources, Inc.
  Calumet Florida, Inc.    Plains Resources International Inc.       Stocker Resources, L.P.
                                       PMCT Inc.

                                 _____________

The Exchange Offer will expire at 5:00 p.m., New York City time, on May __, 2000, unless extended.

                                 _____________

     We, Plains Resources Inc., a Delaware corporation, are offering to you, on the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal, to exchange up to an aggregate principal amount of $75,000,000 of our 10 1/4% Senior Subordinated Notes due 2006, Series F (the "Exchange Notes") for an equal principal amount of our outstanding 10 1/4% Senior Subordinated Notes due 2006, Series E (the "Outstanding Notes"), in integral multiples of $1,000. The Exchange Notes will be senior subordinated obligations of us and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes, except that the Exchange Notes do not have certain transfer restrictions and registration rights (including certain interest provisions) that the Outstanding Notes do have. We issued the Outstanding Notes, and we will issue the Exchange Notes, under an indenture dated as of September 15, 1999, among us, the Subsidiary Guarantors (as defined) and Chase Bank of Texas, National Association, as trustee (the "Trustee"). See "Description of Exchange Notes". We will not receive any proceeds from this offering; but, pursuant to the Registration Rights Agreement dated as of September 22, 1999 among us, the Subsidiary Guarantors and the Initial Purchasers (as defined) of the Outstanding Notes (the "Registration Rights Agreement"), we will bear certain offering expenses.

                                             (Cover text continued on next page)
                                 _____________

     You should carefully consider the risk factors beginning on page 18 of this prospectus before you decide to participate in this exchange offer.

                                 _____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 _____________

              The date of this prospectus is April __, 2000.

     We will accept for exchange any and all Outstanding Notes that you validly tender on or before 5:00 p.m., New York City time, on May __, 2000, unless we extend the date (the "Expiration Date"). You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the Expiration Date; otherwise your tender will be irrevocable. Chase Bank of Texas, National Association is acting as Exchange Agent for this exchange offer. We are not conditioning this exchange offer on any minimum principal amount of Outstanding Notes being tendered for exchange, but we are subjecting this exchange offer to certain customary conditions.

     The Exchange Notes will bear interest from the date that we issue them (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 10 1/4% per annum and on the same terms as the Outstanding Notes. We will pay interest on the Exchange Notes semi-annually on March 15 and September 15 of each year beginning on September 15, 2000. We will pay the interest that has accrued and is unpaid through the Exchange Date on the Outstanding Notes that you tender in exchange for the Exchange Notes on or before September 15, 2000. Outstanding Notes that we accept for exchange will no longer accrue interest on and after the date when interest on the Exchange Notes begins to accrue.

     The following subsidiaries of ours will unconditionally guarantee, on a joint and several basis, our obligation to pay the principal of, premium, if any, and interest on the Exchange Notes: Arguello Inc., Calumet Florida, Inc., Plains Illinois Inc., Plains Resources International Inc., PMCT Inc., Stocker Resources, Inc., and Stocker Resources, L.P. (collectively "Subsidiary Guarantors").

     We sold the Outstanding Notes on September 22, 1999 to J.P. Morgan & Co. and First Union Capital Markets, Inc., who are the "Initial Purchasers", in a transaction that we did not register under the Securities Act and in which we relied on the exemption that Section 4(2) of the Securities Act provides. The Initial Purchasers then sold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, these qualified institutional buyers may not reoffer, resell or otherwise transfer the Outstanding Notes in the United States unless the Outstanding Notes are registered or unless an applicable exemption from the registration requirements of the Securities Act is available. We are offering the Exchange Notes to you to satisfy our obligations under the Registration Rights Agreement. See "The Exchange Offer".

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, we believe that you can offer for resale, resell or otherwise transfer the Exchange Notes that we issue to you pursuant to this exchange offer without needing to comply with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and you are not participating in and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, and you are not one of our affiliates. If you wish to exchange Outstanding Notes in the exchange offer, you must represent to us that these conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, to resell the Exchange Notes that it receives in exchange for Outstanding Notes if it acquired such Outstanding Notes as a result of market-making activities or other trading activities. We have agreed that, if requested by a Participating Broker-Dealer, we will use our best efforts to make this prospectus available to any Participating Broker-Dealer to use in connection with any such resale for up to six months or until such earlier date as a Participating Broker-Dealer notifies us in writing that it has resold all the Exchange Notes that it acquired in the exchange offer. See "Plan of Distribution".

     We do not intend to list the Exchange Notes on any national securities exchange or to request the National Association of Securities Dealers Automated Quotation System to admit them to trading. The Initial Purchasers have advised us that they intend to make a market in the Exchange Notes, but they are not obligated to do so and they may discontinue any market-making at any time without notice. Accordingly, we cannot assure you that an active public or other market will develop for the Exchange Notes or as to how liquid the trading market for the Exchange Notes will be.

     If you do not tender, or if we do not accept your tender of, your Outstanding Notes in the exchange offer, then your Outstanding Notes will remain outstanding. The number of Outstanding Notes that are tendered and that we accept in the exchange offer may adversely affect your ability to sell untendered Outstanding Notes. After we complete the exchange offer, any holders of Outstanding Notes will continue to be subject to the existing transfer restrictions that restrict the transfer of the Outstanding Notes.

     We expect that we will issue the Exchange Notes in the form of a Global Exchange Note (as defined herein), which we will deposit with, or on behalf of, The Depository Trust Company (the "DTC"). The Global Exchange Note will be registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers of the Global Exchange Note to qualified institutional buyers will be effected through, records that DTC and its participants maintain. After we initially issue the Global Exchange Note, we will issue Exchange Notes in certificated form in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of Exchange Notes--Book Entry; Delivery and Form".


                                 _____________

     We have not authorized any dealer, salesperson or other person to give information or to make any representations not contained in this prospectus, and, if given or made, you should not rely on such information or representations as though we did authorize them. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date after the date of this prospectus.

     Until July __, 2000 (90 days after we begin this exchange offer), all dealers effecting transactions in the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

                               TABLE OF CONTENTS

                                                      Page                                                        Page
                                                      ----                                                        ----
Available Information................................    3  Description of Certain Indebtedness..................   35
Incorporation of Certain Documents...................    4  Description of the Exchange Notes....................   38
Summary..............................................    6  Plan of Distribution.................................   67
Risk Factors.........................................   18  Legal Matters........................................   68
The Exchange Offer...................................   26  Experts..............................................   68
Certain Federal Income Tax Consequences..............   34  Reserve Engineers....................................   68
Use of Proceeds......................................   34

                             AVAILABLE INFORMATION

     We have filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this prospectus. We have omitted from this prospectus certain of the information contained in the Registration Statement, and we refer you to the Registration Statement and its exhibits and schedules for further information with respect to us and the securities that we are offering by this prospectus. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the prescribed fees from, the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. In addition, the materials that we electronically file with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov. Our Common Stock is traded on the American Stock Exchange, and such reports, proxy statements and other information may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10005.

     So long as we are subject to the periodic reporting requirements of the Exchange Act, we must furnish the information required to be filed with the Commission to the Trustee and the holders of the Outstanding Notes and the Exchange Notes. We have agreed that, even if, under the Exchange Act, we do not need to furnish this information to the Commission, we will continue to furnish information that we would be required to furnish by Section 13 of the Exchange Act to the Trustee and the holders of the Outstanding Notes or Exchange Notes as if we were subject to these periodic reporting requirements.

     In addition, we have agreed that if any of the Outstanding Notes remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, we will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale of the Notes the information required by Rule 144A(d)(4) under the Securities Act until we have either exchanged the Outstanding Notes for the Exchange Notes or until the holders of the Notes have disposed of such Outstanding Notes pursuant to an effective registration statement that we file.

                             CAUTIONARY STATEMENT

     This prospectus is part of the Registration Statement that we filed with the Commission and,

          . you should rely only on the information or representations that we provide in this prospectus;

          . we have not authorized any person to provide you with information other than that provided in this prospectus;

          . we are not making an offer of these securities in any jurisdiction in which it would be prohibited; and

          . you should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                      INCORPORATION OF CERTAIN DOCUMENTS

     We are incorporating by reference into this prospectus our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before the termination of the Registration Statement of which this prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this prospectus and be a part of it from the date we file such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document that we later file that also is or is deemed to be incorporated by reference, modifies or replaces that statement.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Written or oral requests for such copies should be directed to:
Plains Resources Inc., 500 Dallas Street, Suite 700, Houston, Texas 77002,
Attention: Investor Relations Department, telephone (713) 654-1414.

                               CERTAIN DEFINITIONS

     As used in this prospectus, "EBITDA" means earnings before interest, taxes, depreciation, depletion, amortization, minority interest, and other non-cash items. Our EBITDA calculation also excludes the unauthorized trading losses, noncash compensation expense, restructuring expense, gain on unit offerings, linefill gain and extraordinary loss from extinguishment of debt. EBITDA is commonly used by debt holders and financial statement users as a measure to determine the ability of an entity to meet its interest payment obligations. EBITDA is not a measure presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. "Present Value of Proved Reserves" means the present value (discounted at 10%) of estimated future cash flows from proved oil and natural gas reserves reduced by estimated future operating expenses, development expenditures and abandonment costs (net of salvage value) associated therewith (before income taxes), calculated using product prices in effect on the date of determination. "Notes" includes the Outstanding Notes, the Exchange Notes and any Private Exchange Notes (as defined).

                                    SUMMARY

     This summary highlights some information from this prospectus, but it does not contain all information that you need to make an informed decision to participate in the offer. We encourage you to read the detailed information and financial statements and the related notes appearing elsewhere in this prospectus in their entirety. In this prospectus, "we," "our," and "us" collectively refer to Plains Resources Inc. and its subsidiaries; and "you" and "your" refer to any legal holder of the Outstanding Notes immediately before the Expiration Date, unless the context otherwise indicates.

                             What Is Our Business?

     We are an independent energy company that acquires, exploits, develops, explores and produces crude oil and natural gas. Through our majority ownership in Plains All American Pipeline, L.P. ("PAA"), we are also engaged in the midstream activities of marketing, transportation, terminalling and storage of crude oil. Our upstream crude oil and natural gas activities are focused in California in the Los Angeles Basin, the Arroyo Grande Field, and the Mt. Poso Field, offshore California in the Point Arguello Field, the Sunniland Trend of South Florida and the Illinois Basin in southern Illinois. Our midstream activities are concentrated in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico.

     For the year ended December 31, 1999, our EBITDA, cash flow from operations and net loss totaled $139.1 million, $70.4 million and $25.3 million, respectively. Excluding the unauthorized trading losses, our net income for the year ended December 31, 1999 would have been $32.9 million. Cash flow from operations represents net income before noncash items. EBITDA and cash flow from operations both exclude the unauthorized trading losses, noncash compensation expense, restructuring expense, gain on unit offerings, linefill gain and extraordinary loss from extinguishment of debt. Our upstream operations contributed approximately 38% of our EBITDA for the fiscal year ending December 31, 1999, while our midstream activities accounted for approximately 62%.

     One of our wholly owned Unrestricted Subsidiaries (as defined), Plains All American Inc., is both the general partner and majority owner of PAA. Because it holds the general partner interest and owns approximately 18.2 million common and subordinated units, Plains All American Inc. holds an approximate 54% interest in PAA. For financial statement purposes, the assets, liabilities and earnings of PAA are included in our consolidated financial statements, with the public unitholders' interest reflected as a minority interest. The following chart sets forth the organization relationship of our upstream and midstream subsidiaries:

                         [PLAINS ORGANIZATIONAL CHART]

                      What Are Our Upstream Activities?


     Our upstream business strategy is to increase our proved reserves and cash flow by:

     . exploiting and producing crude oil and associated natural gas from our existing properties;

     .    acquiring additional underdeveloped crude oil properties; and

     .    exploring for significant new sources of reserves.

     We concentrate our acquisition and exploitation efforts on mature but underdeveloped crude oil producing properties that meet our targeted criteria. Generally, the properties that we consider acquiring and exploiting are owned by major integrated or large independent oil and natural gas companies and have produced significant volumes since initial discovery and also have significant estimated remaining reserves in place. Our management believes that it has developed a proven record in acquiring and exploiting underdeveloped crude oil properties where we can make substantial reserve additions and cash flow increases by implementing improved production practices and recovery techniques and by relatively low risk development drilling. An integral component of our exploitation effort is to increase unit operating margins, and therefore cash flow, by reducing unit production expenses and increasing wellhead price realizations.

     We seek to complement these efforts by committing a minor portion of our capital to pursue higher risk exploration opportunities that offer potentially higher rewards in areas synergistic to our acquisition and exploitation activities. As part of our business strategy, we periodically evaluate selling, and from time to time have sold, certain of our mature producing properties that we consider to be nonstrategic or fully valued. These sales enable us to focus on our core properties, maintain our financial flexibility, control our overhead and redeploy the sales proceeds to activities that have potentially higher financial returns. We are able to take advantage of the marketing expertise that PAA has developed through our marketing agreement with PAA, under which PAA is the exclusive purchaser/marketer of all our equity crude oil production.

     During the five-year period ended December 31, 1999, we incurred aggregate acquisition, exploitation, development, and exploration costs of approximately $436.6 million, resulting in proved crude oil and natural gas reserve additions (including revisions of estimates but excluding production) of approximately
204.9 million BOE, or $2.13 per BOE, through implementation of this business strategy. We spent approximately 97% of this capital in acquisition, exploitation and development activities, and we spent approximately 3% in our exploration activities.

     To manage our exposure to commodity price risk, our upstream business routinely hedges a portion of its crude oil production. For 2000, we have entered into various arrangements under which we will receive an average minimum NYMEX West Texas Intermediate ("WTI") crude oil price of approximately $16.00 per barrel on 18,500 barrels per day (equivalent to 79% of fourth quarter 1999 crude oil production levels). Approximately 10,000 barrels per day of the volumes that we have hedged in 2000 will participate in price increases above the $16.00 floor price, subject to a ceiling limitation of approximately $19.75 per barrel. For 2001, we have entered into arrangements under which we will receive an average minimum NYMEX WTI price of approximately $18.75 per barrel on 3,000 barrels per day. The 2001 hedges participate in price increases and are not subject to a ceiling limitation. All of our NYMEX WTI crude oil prices are before quality and location differentials. Our management intends to continue to maintain hedging arrangements for a significant portion of our production. These contracts may expose us to the risk of financial loss in certain circumstances.

                      What Are Our Midstream Activities?

     We conduct our midstream activities through PAA, which was formed in 1998 to acquire and operate the business and assets of our wholly owned midstream subsidiaries. PAA engages in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities. In 1999, PAA grew through acquisitions and internal development to become one of the largest transporters, terminal operators, gatherers and marketers of crude oil in the United States. PAA currently transports, terminals, gathers and markets an aggregate of approximately 650,000 barrels of crude oil per day. Its operations are concentrated in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico.

     Our midstream business strategy is to capitalize on the regional crude oil supply and demand imbalances that exist in the continental United States by combining the strategic location and unique capabilities of our transportation and terminalling assets with our extensive marketing and distribution expertise to generate sustainable earnings and cash flow. We intend to execute our midstream business strategy by:

     . increasing and optimizing the amount of crude oil we transport on our various pipeline and gathering assets;
     . realizing cost efficiencies through operational improvements and potential strategic alliances;
     . utilizing our Cushing Terminal and other assets to service the needs of refiners and to profit from merchant activities that take advantage of crude oil pricing and quality differentials; and
     . pursuing strategic and accretive acquisitions of crude oil pipeline assets, gathering systems and terminalling and storage facilities that complement our existing asset base and distribution capabilities.

     Our midstream operations can be categorized into two primary business activities:

     Crude Oil Pipeline Transportation.

     Our activities from pipeline operations generally consist of transporting third-party volumes of crude oil for a tariff, as well as merchant activities designed to capture location and quality price differentials. We own and operate several pipeline systems including:

     . a segment of the All American Pipeline that extends approximately 140 miles from Las Flores, California to Emidio, California. In March 2000, we sold the 1,089 mile segment of the All American Pipeline that extends from Emidio, California to McCamey, Texas;
     .    the San Joaquin Valley Gathering System in California;
     . the West Texas Gathering System, the Spraberry Pipeline System, and the East Texas Pipeline System, which are all located in Texas;
     .    the Sabine Pass Pipeline System in southwest Louisiana and southeast
          Texas;
     . the Ferriday Pipeline System in eastern Louisiana and western Mississippi; and
     .    the Illinois Basin Pipeline System in southern Illinois.

     Terminalling and Storage Activities and Gathering and Marketing Activities.

     We own and operate a state-of-the-art, 3.1 million barrel, above-ground crude oil terminalling and storage facility at Cushing, Oklahoma, the largest crude oil trading hub in the United States and the designated delivery point for NYMEX crude oil futures contracts. We also have an additional 6.6 million barrels of terminalling and storage capacity in our other facilities, including tankage associated with our pipeline and gathering systems. Our terminalling and storage operations generate revenue through a combination of storage and throughput fees. Our storage facilities also complement our merchant activities.

     We own or lease approximately 280 trucks, 325 tractor-trailers and 290 injection stations, which we use in our gathering and marketing activities. Our gathering and marketing operations include:

     . the purchase of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities;
     .    the transportation of crude oil on trucks, barges or pipelines; and
     . the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain.

     All American Pipeline Linefill Sale and Asset Disposition

     We initiated the sale of approximately 5.2 million barrels of crude oil linefill from the All American Pipeline in November 1999. This sale was substantially completed in February 2000. The linefill was located in the segment of the All American Pipeline that extends from Emidio, California, to McCamey, Texas. Except for minor third party volumes, one of our subsidiaries has been the sole shipper on this segment of the pipeline since its predecessor acquired the line from the Goodyear Tire & Rubber Company in July 1998. Proceeds from the sale of the linefill were approximately $100 million, net of associated costs, and were used for working capital purposes. We estimate that we will recognize a total gain of approximately $44.0 million in connection with the sale of linefill. As of December 31, 1999, we had delivered approximately 1.8 million barrels of linefill and recognized a gain of $16.5 million.

     On March 24, 2000, we completed the sale of the above referenced segment of the All American Pipeline to a unit of El Paso Energy Corporation for total proceeds of $129.0 million. The proceeds from the sale were used to reduce outstanding debt. Our net proceeds are expected to be approximately $124.0 million, net of associated transaction costs and estimated costs to remove certain equipment. We estimate that we will recognize a gain of approximately $20.0 million in connection with the sale. During 1999, we reported gross margin of approximately $5.0 million from volumes transported on the segment of the line that was sold.

PAA Recently Experienced a Large Unauthorized Crude Oil Trading Loss

     In November 1999, we discovered that a former employee of PAA had engaged in unauthorized trading activity, resulting in losses of approximately $162.0 million ($174.0 million, including estimated associated costs and legal expenses). A full investigation into the unauthorized trading activities by outside legal counsel and independent accountants and consultants determined that the vast majority of the losses occurred from March through November 1999, and the impact warranted a restatement of previously reported financial information for 1999 and 1998. Because the financial statements of PAA are consolidated with our financial statements, adverse effects on the financial statements of PAA directly affect our consolidated financial statements. As a result, we have restated our previously reported 1999 and 1998 results to reflect the losses incurred from these unauthorized trading activities.

     Normally, as PAA purchases crude oil, it establishes a margin by selling crude oil for physical delivery to third- party users or by entering into a future delivery obligation with respect to futures contracts. The employee in question violated PAA's policy of maintaining a position that is substantially balanced between crude oil purchases and sales or future delivery obligations. The unauthorized trading and associated losses resulted in a default of certain covenants under PAA's credit facilities and significant short-term cash and letter of credit requirements.

     Although one of our wholly owned subsidiaries is the general partner of and owns 54% of PAA, the trading losses do not affect the operations or assets of our upstream business. The debt of PAA is nonrecourse to us. In addition, our indirect ownership in PAA does not collateralize any of our credit facilities. Our $225.0 million credit facility is collateralized by our oil and natural gas properties.

     In December 1999, PAA executed amended credit facilities and obtained default waivers from all of its lenders. The amended credit facilities:

     . waived defaults under covenants contained in the existing credit facilities;
     . increased availability under PAA's letter of credit and borrowing facility from $175.0 million in November 1999 to $295.0 million in December 1999, $315.0 million in January 2000, and thereafter decreasing to $239.0 million in February through April 2000, to $225.0 million in May and June 2000 and to $200.0 million in July 2000 through July 2001;
     . required the lenders' consent prior to the payment of distributions to unitholders;
     . prohibited contango inventory transactions subsequent to January 20, 2000; and
     .    increased interest rates and fees under certain of the facilities.

     PAA paid approximately $13.7 million to its lenders in connection with the amended credit facilities. This amount was capitalized as debt issue costs and will be amortized over the remaining term of the amended facilities.

In connection with the amendments, we loaned approximately $114.0 million to PAA. This subordinated debt is due not later than November 30, 2005. We financed the $114.0 million that we loaned PAA with:

     . the issuance of a new series of our 10% convertible preferred stock for proceeds of $50.0 million;
     . cash distributions of approximately $9.0 million made in November 1999 to PAA's general partner; and
     .    $55.0 million of borrowings under our revolving credit facility.

     In the period immediately following the disclosure of the unauthorized trading losses, a significant number of PAA's suppliers and trading partners reduced or eliminated the open credit previously extended to PAA. Consequently, the amount of letters of credit PAA needed to support the level of its crude oil purchases then in effect increased significantly. In addition, PAA's cost of obtaining letters of credit increased under the amended credit facility. In many instances PAA arranged for letters of credit to secure its obligations to purchase crude oil from its customers, which increased its letter of credit costs and decreased its unit margins. In other instances, primarily involving lower margin wellhead and bulk purchases, certain of PAA's purchase contracts were terminated. As a result of these changes, aggregate volumes purchased are expected to decrease by 150,000 barrels per day, consisting primarily of lower unit margin purchases. Approximately 50,000 barrels per day of the decrease is related to barrels gathered at producer lease locations and 100,000 barrels per day is attributable to bulk purchases. As a result of the increase in letter of credit costs and reduced volumes, annual EBITDA is expected to be adversely affected by approximately $5.0 million, excluding the positive impact of current favorable market conditions.

     We have taken appropriate and aggressive steps within our organization to enhance our processes and procedures to prevent future unauthorized trading. One of such steps includes the creation of a new professional risk management position. This risk manager has direct responsibility and authority for our trading controls and procedures and other aspects of corporate risk management. However, we can give no assurance that such steps will detect and prevent all violations of our trading policies and procedures, particularly if deception or other intentional misconduct is involved.

     Texas Securities Litigation.

     On November 29, 1999, a class action lawsuit was filed in the United States District Court for the Southern District of Texas entitled Di Giacomo v. Plains All American Pipeline, L.P., et al. The suit alleged that Plains All American Pipeline, L.P. and certain of the general partner's officers and directors violated federal securities laws, primarily in connection with unauthorized trading by a former employee. An additional nineteen cases were filed in the Southern District of Texas, some of which name the general partner and us as additional defendants. Plaintiffs allege that the defendants are liable for securities fraud violations under Rule 10b-5 and Section 20(a) of the Securities Exchange Act of 1934 and for filing registration statements containing false disclosure under Sections 11 and 15 of the Securities Act of 1933. The court has consolidated all subsequently filed cases under the first filed action described above. Two unopposed motions are currently pending to appoint lead plaintiffs. These motions ask the court to appoint two distinct lead plaintiffs to represent two different plaintiff classes: (1) purchasers of our common stock and options and (2) purchasers of PAA's common units. Once lead plaintiffs have been appointed, the plaintiffs will file their consolidated amended complaints. No answer or responsive pleading is due until thirty days after a consolidated amended complaint is filed.

     Delaware Derivative Litigation.

     On December 3, 1999, two derivative lawsuits were filed in the Delaware Chancery Court, New Castle County, entitled Susser v. Plains All American Inc., et al and Senderowitz v. Plains All American Inc., et al. These suits, and three others which were filed in Delaware subsequently, named the general partner, its directors and certain of its officers as defendants, and allege that the defendants breached the fiduciary duties that they owed to Plains All American Pipeline, L.P. and its unitholders by failing to monitor properly the activities of its employees. The derivative complaints allege, among other things, that Plains All American Pipeline, L.P. has been harmed due to the negligence or breach of loyalty of the officers and directors that are named in the lawsuits. These cases are currently in the process of being consolidated. No answer or responsive pleading is due until these cases have been consolidated and a consolidated complaint has been filed.

     We intend to vigorously defend the claims made in the Texas securities litigation and the Delaware derivative litigation. However, there can be no assurance that we will be successful in our defense or that these lawsuits will not have a material adverse effect on our financial position or results of operation.

     We, in the ordinary course of business, are a claimant and/or a defendant in various other legal proceedings in which our exposure, individually and in the aggregate, is not considered material.

                               ____________

     We were incorporated under the laws of the State of Delaware in 1976. Our executive offices are located at 500 Dallas, Suite 700, Houston, Texas 77002, and our telephone number is (713) 654-1414.

                                         The Exchange Note Offering
The Outstanding Notes....................    We sold the Outstanding Notes on September 22, 1999, to J.P.
                                             Morgan & Co. and First Union Capital Markets (the "Initial
                                             Purchasers") pursuant to a Purchase Agreement dated as of
                                             September 15, 1999 (the "Purchase Agreement"). The Initial
                                             Purchasers later resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A promulgated under the
                                             Securities Act.

Registration Requirements................    Pursuant to the Purchase Agreement, we and the Initial Purchasers
                                             entered into the Registration Rights Agreement which grants the holders of the Outstanding Notes certain exchange and
                                             registration rights. We intend for the exchange offer to satisfy such exchange rights, which terminate once we complete the exchange offer. If applicable law or applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, or in certain other circumstances, we have agreed to file a shelf registration covering resales of Transfer
                                             Restricted Securities (as defined). See "The Exchange Offer--Can
                                             I Resell The Exchange Notes".

                                             The Exchange Offer

Securities Offered.......................    $75,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2006, Series F.

The Exchange Offer.......................    $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes. As of today's date, $75,000,000 aggregate principal amount of Outstanding Notes are outstanding. We will issue the Exchange Notes on May __,
                                             2000 (the "Exchange Date").

                                             Based on an interpretation of the Commission's staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the Exchange
                                             Notes that we issue you pursuant to the exchange offer in
                                             exchange for your Outstanding Notes without compliance with the registration and prospectus delivery provisions of the Securities
                                             Act, provided that (1) you acquire the Exchange Notes in the ordinary course of your business and that you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (2) you are not one of our "affiliates" within the meaning of
                                             Rule 405 under the Securities Act.

                                             Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus whenever it resells the Exchange Notes. A broker-dealer that delivers a prospectus to purchasers when it resells the Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement
                                             (including certain indemnification rights and obligations). A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, to resell Exchange Notes it receives in exchange for Outstanding Notes if it acquired those
                                             Outstanding Notes as a result of market-making activities or other trading activities. We have agreed that, if requested by a
                                             Participating Broker-Dealer, we will use our best efforts to make this prospectus available to any Participating Broker-Dealer to resell such Outstanding Notes for up to six months or until such earlier date as that

                                             Participating Broker-Dealer notifies us in writing that it resold all Exchange Notes it acquired in the exchange offer. See "Plan of Distribution".

                                             If you tender your Outstanding Notes in the exchange offer intending to participate in a distribution of the Exchange Notes, then you cannot rely on the position of the Commission's staff enunciated in Exxon Capital Holdings Corporation (available April
                                             13, 1989) or similar no-action letters and, in the absence of an exemption under the Securities Act, you must comply with the registration and prospectus delivery requirements of the
                                             Securities Act in connection with the resale transaction. If you fail to comply with these requirements, you may incur liability under the Securities Act for which we have not indemnified you.

Expiration Date..........................    5:00 p.m., New York City time, on May __, 2000.

Interest on the Notes....................    The Exchange Notes will bear interest from the date we issue them. We will pay the interest that has accrued and is unpaid on the Outstanding Notes that you tender in exchange for the
                                             Exchange Notes through the Exchange Date on or before September
                                             15, 2000.

Procedures for Tendering
 Outstanding Notes.......................    If you wish to accept the exchange offer, then you must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the facsimile, together with the Outstanding
                                             Notes and any other required documentation to the Exchange Agent at the address set forth in this prospectus. By executing the letter of transmittal, you represent to us that, among other things, you or the person who will receive the Exchange Notes is, whether or not that person is a holder of Outstanding Notes or the Exchange Notes, acquiring the Exchange Notes in the ordinary course of business and that neither you nor any other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, you may tender your Outstanding Notes pursuant to the procedure for book-entry transfer set forth under "The Exchange Offer--How Do I
                                             Tender My Outstanding Notes?".

Special Procedures for Beneficial
 Owners..................................    If you beneficially own Outstanding Notes, and your Outstanding
                                             Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee, then, if you wish to tender your Outstanding Notes pursuant to the exchange offer, you should contact the registered holder promptly and instruct the
                                             registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the
                                             Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures...........    If you wish to tender your Outstanding Notes and your Outstanding
                                             Notes are not immediately available or you cannot deliver your
                                             Outstanding Notes, the letter of transmittal or any other
                                             documents that the letter of transmittal requires to the Exchange
                                             Agent (or comply with the procedures for book-entry transfer)
                                             before the Expiration Date, then you must tender your Outstanding

                                             Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--How Do I Take Advantage Of The Guaranteed
                                             Delivery Procedures".

Withdrawal Rights........................    You may withdraw your tender at any time before 5:00 p.m., New
                                             York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--How Do I Withdraw My
                                             Tender?".

Acceptance of Outstanding Notes and
 Delivery of Exchange Notes..............    Subject to certain conditions, we will accept for exchange any and all Outstanding Notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the
                                             Expiration Date. The Exchange Notes issued pursuant to the exchange offer will be delivered on the Exchange Date. See "The
                                             Exchange Offer--What Are The Terms Of The Exchange Offer".

Federal Income Tax
 Consequences............................    The exchange pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See "Certain
                                             Federal Income Tax Consequences".

Private Exchange Notes...................    The Registration Rights Agreement provides that if, before we complete the exchange offer, the Initial Purchasers hold any
                                             Outstanding Notes that they acquired and that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or if any other holder of Outstanding Notes is not entitled to participate in the exchange offer, then we, if the Initial Purchasers or any such holder requests, will at the same time that we deliver the
                                             Exchange Notes in the exchange offer issue and deliver to the
                                             Initial Purchasers and any such holder, in exchange for such
                                             Outstanding Notes that the Initial Purchasers and any such holder hold, a like principal amount of our debt securities that are identical in all material respects to the Exchange Notes (the
                                             "Private Exchange Notes") (and which we will issue pursuant to the same Indenture as the Exchange Notes). The Private Exchange
                                             Notes are not covered by the registration statement of which this prospectus is a part and we are not offering them by this
                                             prospectus. Any Private Exchange Notes will receive all the rights and will be subject to all the limitations applicable to them under the Indenture, and will be subject to the same
                                             restrictions on transfer that apply to the untendered Outstanding
                                             Notes. See "The Exchange Offer--What Happens If My Outstanding
                                             Notes Are Not Exchanged?". But pursuant to the Registration
                                             Rights Agreement, holders of Private Exchange Notes have certain rights to require us to file and maintain a shelf registration statement that would allow them to resell then Private Exchange
                                             Notes. See "The Exchange Offer--We May Have To File A Shelf
                                             Registration Statement".

Effect on Holders of
 Outstanding Notes.......................    This exchange offer fulfills one of our obligations under the
                                             Registration Rights Agreement, and, with certain exceptions noted
                                             below, if you do not tender your Outstanding Notes, then you will not have any further registration rights under the Registration
                                             Rights Agreement or otherwise. If you do not tender any of your
                                             Outstanding Notes, then you will continue to hold the untendered
                                             Outstanding Notes and you will be entitled to all the rights and be subject to all the limitations applicable to them under the
                                             Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer. All untendered Outstanding Notes will continue to be subject to certain transfer restrictions.

                                             Accordingly, the exchange offer, if any Outstanding Notes are tendered and accepted, could adversely affect the trading market of the untendered Outstanding Notes.

Shelf Registration Statement.............    If

                                             .    we are unable to consummate the exchange offer because it is not permitted by any applicable law or applicable
                                                  interpretation of the Commission or the staff of the
                                                  Commission;

                                             .    any holder of an Outstanding Note notifies us on or before the Exchange Date that

                                                  .    due to a change in law or policy, it is not entitled to
                                                       participate in the exchange offer,

                                                  .    due to a change in law or policy, it may not resell the
                                                       Exchange Notes that it would acquire in the exchange
                                                       offer to the public without delivering a prospectus and
                                                       this prospectus is not appropriate or available for
                                                       such resales by such holder or

                                                  .    it is a broker-dealer that owns Outstanding Notes
                                                       (including the Initial Purchasers that hold Outstanding
                                                       Notes as part of an unsold allotment from the original
                                                       offering of the Outstanding Notes) that it acquired
                                                       directly from us or one of our affiliates; or

                                             .    any holder of Private Exchange Notes requests within 120
                                                  days after we complete the exchange offer,

                                             then we have agreed to file and maintain a shelf registration statement that would allow these holders to resell their transfer-
                                             restricted Outstanding Notes, Exchange Notes or Private Exchange
                                             Notes.

Exchange Agent........................       Chase Bank of Texas, National Association.

                                   Summary of Terms of the Exchange Notes
Securities Offered....................       $75,000,000 principal amount of 10 1/4% Senior Subordinated Notes due 2006, Series F.

Maturity Date.........................       March 15, 2006.

Interest Rate and Payment Dates.......       The Exchange Notes will bear interest at a rate of 10 1/4% per annum. Interest on the Exchange Notes will accrue from the date that we issue them. We will pay accrued interest semi-annually in cash in arrears on each March 15 and September 15, commencing
                                             September 15, 2000.

Optional Redemption...................       We may, at our option, redeem the Exchange Notes, in whole or in part, from time to time on or after March 15, 2001, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to the applicable redemption date. See
                                             "Description of the Exchange Notes--We May Be Able To Or May Be
                                             Required To Redeem Or Repurchase The Notes".

Change of Control.....................       If a Change of Control (as defined) and a corresponding Rating
                                             Decline (as defined) occur, then we must offer to repurchase the
                                             Exchange Notes at 101% of the principal amount of the Exchange
                                             Notes, plus accrued and unpaid interest to the date of
                                             repurchase. See "Description of the Exchange Notes--A Change of
                                             Control May Require Us To Repurchase The Notes".

Certain Covenants.....................       We are offering the Exchange Notes under the Indenture, which contains covenants that include, but are not limited to,
                                             covenants that: (1) limit the incurrence of additional
                                             indebtedness; (2) limit certain investments; (3) limit restricted payments; (4) limit the disposition of assets; (5) limit the payment of dividends and other payment restrictions affecting subsidiaries; (6) limit transactions with affiliates; (7) limit the creation of liens; and (8) restrict mergers, consolidations and transfers of assets. See "Description of the Exchange Notes--
                                             The Indenture Contains Certain Covenants".

Ranking...............................       The Exchange Notes will be our unsecured senior subordinated obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness, including our obligations under our Revolving Credit Facility. See "Description of Certain Indebtedness--We Have A Revolving Credit Facility."
                                             The Exchange Notes will rank on parity with our outstanding 10
                                             1/4% Senior Subordinated Notes due 2006, Series A, 10 1/4% Senior
                                             Subordinated Notes due 2006, Series B, 10 1/4% Senior
                                             Subordinated Notes due 2006, Series C, and 10 1/4% Senior
                                             Subordinated Notes due 2006, Series D (collectively, the "Series
                                             A-D Notes"). We may not incur any indebtedness senior to the
                                             Exchange Notes that is expressly subordinated to any other Senior
                                             Indebtedness. As of December 31, 1999, (1) we had Senior
                                             Indebtedness outstanding of $139.9 million, (2) the Subsidiary
                                             Guarantors had no Guarantor Senior Indebtedness outstanding
                                             (other than $137.3 million, representing guarantees of parent
                                             Senior Indebtedness), (3) $200.0 million in principal amount of the Series A-D Notes was outstanding and (4) $75 million in principal amount of the Outstanding Notes. See "Description of the Exchange Notes--The Notes Are Subordinated To Our Senior
                                             Indebtedness".

Guarantees............................       The Subsidiary Guarantors will guarantee the Exchange Notes (the
                                             "Guarantees"), which currently are all of our subsidiaries that are engaged in

                                             our upstream business segment. Neither PAA nor any of our other midstream subsidiaries will guarantee the Exchange Notes. The
                                             Guarantees will be unsecured senior subordinated obligations of the Subsidiary Guarantors, will be subordinated in right of payment to all Guarantor Senior Indebtedness and on a parity with the obligations of the Subsidiary Guarantors under the Series A-D
                                             Notes. The Guarantees may be released under certain
                                             circumstances. See "Description of the Exchange Notes--The Notes
                                             Are Guaranteed By The Senior Subordinated Guarantees".

                                 Risk Factors

     Please read "Risk Factors" beginning on Page 18 and carefully consider the risk factors before you decide to participate in the exchange offer.

                Forward-Looking Statements and Associated Risks

     This prospectus and the documents we have incorporated by reference into this prospectus include "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this prospectus and the documents we have incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as estimated future net revenues from oil and natural gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. We base these statements on assumptions and analyses that we made in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. But whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this prospectus, general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other oil and natural gas companies, changes in laws or regulations and other factors, many of which we do not control. Consequently, we qualify all of the forward-looking statements that we make in this prospectus and the documents that we have incorporated by reference into this prospectus by these cautionary statements, we cannot assure you that the results or developments that we anticipate will occur will be realized or, even if substantially realized, will impact and affect us or our business or operations as we expect that they will.

                                 RISK FACTORS

     You should carefully examine this entire prospectus and the documents incorporated by reference herein and you should give particular attention to the risk factors set forth below.

We Have A Substantial Amount Of Debt.

     As of December 31, 1999, our total long-term debt and stockholders'equity were $676.7 million and $40.6 million, respectively, which includes $259.5 million of long-term debt under the credit facilities of PAA which is without recourse to us or the Subsidiary Guarantors. In addition, our short-term debt and current maturities of long-term debt as of December 31, 1999 were $109.9 million, including $109.4 million of PAA current maturities. Pro forma for the linefill sale and the proceeds from the sale of the segment of the All American Pipeline, previously discussed, our total long-term debt and our short-term debt and current maturities of long-term debt at December 31, 1999 would be reduced to approximately $565.5 million and $0.5 million, respectively. We may currently incur additional indebtedness under our credit facilities. Our Revolving Credit Facility currently consists of a $225.0 million borrowing base, of which approximately $137.3 million was outstanding as of December 31, 1999.

     Our high level of indebtedness will have several important effects on our future operations, including

     . we must dedicate a substantial portion of our cash flow from operations to pay interest on indebtedness, and we cannot use these portions for other purposes;

     . covenants and other restrictions contained in our debt obligations will require us to meet certain financial tests and will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities;

     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and

     . our ability to meet our debt service obligations and to reduce our total indebtedness will depend on our future performance, which will be subject to general economic conditions and to financial, business and other factors that affect our operations, many of which we do not control. We cannot assure you that our business will continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt, including the Notes, or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that we could obtain any additional financing.

We Must Make Substantial Capital Expenditures.

     We make, and will continue to make, substantial capital expenditures, to acquire, exploit, develop, explore and produce oil and gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of notes, common stock and preferred stock. We made an aggregate of approximately $85.0 million in capital expenditures in 1999, excluding acquisitions, and intend to make an aggregate of approximately $81.0 million in capital expenditures in 2000. This amount includes approximately $72.0 million that we plan to spend in 2000 to develop and exploit our upstream properties, and approximately $9.0 million that we plan to spend in 2000 for midstream activities. In addition, we intend to continue pursuing the acquisition of underdeveloped producing properties. We believe that we will have sufficient cash provided by operating activities and borrowings under the Revolving Credit Facility to fund these planned capital expenditures. We expect that PAA will fund the midstream capital expenditures through working capital, cash flow and draws under the Plains All American Revolving Credit Facility and the Scurlock Revolving Credit Facility discussed in "Description of Certain Indebtedness--Plains All American Pipeline Has Its Own Credit Facilities".

     If our revenues or our borrowing base decreases because oil and gas prices are low, we encounter operating difficulties, our reserves decline or other reasons, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

The Notes Are Subordinated To Our Senior Indebtedness And Other Debt.

     Our payment of the principal of, premium, if any, and interest on, the Notes is subordinated in right of payment to the prior payment in full of all our Senior Indebtedness, whether outstanding at the date of the Indenture or later incurred. If any default in the payment of the principal or interest with respect to any Senior Indebtedness occurs, we will not make any payment with respect to the principal of, premium, if any, or interest on, the Notes unless and until such default has been cured or waived. In addition, if any other event of default entitling the holders of Senior Indebtedness to accelerate the maturity thereof occurs and the Trustee receives written notice of such occurrence, then the holders of Senior Indebtedness can block payment on the Notes for specified periods. All of our subsidiaries that are currently engaged in our upstream business segment will initially guarantee payments under the Notes. Neither PAA nor any of our other midstream subsidiaries will guarantee the Notes. Such Guarantees will be subordinated to Guarantor Senior Indebtedness of our Subsidiary Guarantors and may be released under certain circumstances, including if we designate a Subsidiary Guarantor as an Unrestricted Subsidiary (as defined) pursuant to the terms of the Indenture. See "Description of the Exchange Notes--The Notes Are Guaranteed By The Senior Subordinated
Guarantees".

     If any payment or distribution of our assets is made to creditors because of our dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or assets or because of other proceedings that relate to us, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled first to receive payment in full of all amounts due thereon before the holders of the Notes will be entitled to receive any payment upon the principal of, or premium, if any, or interest on, the Notes. Because of such subordination, if we become insolvent, holders of the Notes may recover less, ratably, than holders of Senior Indebtedness and other of our creditors or may recover nothing. The terms and conditions of the subordination provisions pertinent to the Notes are described in more detail in "Description of the Exchange Notes--The Notes Are Subordinated To Our Senior Indebtedness".

     Our subsidiaries generate substantially all of our operating income. As a result, we have generally relied, and will continue to rely, on distributions or advances from our subsidiaries to provide the funds we need to meet our debt service obligations, including our payment of principal and interest on the Notes. Should we fail to satisfy any payment obligation under the Notes, the holders would have a direct claim for our obligations under the Notes against the Subsidiary Guarantors pursuant to their Guarantees. But the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors are pledged to secure their obligations under the Revolving Credit Facility and related guarantees. Further, none of our midstream subsidiaries will guarantee the Notes so long as they are Unrestricted Subsidiaries. The Indenture imposes certain limits on our ability and the ability of our subsidiaries (other than Unrestricted Subsidiaries) to incur additional indebtedness and to enter into agreements that would restrict the ability of such subsidiaries to make distributions, loans or other payments to us. But these limitations are subject to various qualifications. For additional detail on these Indenture provisions and the applicable qualifications, see "Description of the Exchange Notes--The Indenture Contains Certain Covenants."

Substantive Consolidation Or Bankruptcy May Affect Our Payment Of The Notes.

     You should carefully consider certain insolvency and bankruptcy considerations that may affect your investment in the Notes. If we or any Subsidiary Guarantor becomes a debtor that is subject to insolvency proceedings under the United States Bankruptcy Code, it would likely cause delays in the payment of the Notes and in the enforcement of remedies under the Notes or any Guarantee. Those provisions under the United States Bankruptcy Code or general principles of equity that could impair your rights include, but are not limited to, the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectability of unmatured interest or attorney fees and forced restructuring of the Notes.

     Under the United States Bankruptcy Code, a trustee or debtor-in-possession may generally recover payments or transfers of property of a debtor if such payment or transfer was

     .    to or for the benefit of a creditor;

     . made in payment of an antecedent debt owed before the transfer was made;

     .    made while the debtor was insolvent;

     . made within 90 days (or one year if the payment was to an "insider" of the debtor) before the filing of the bankruptcy case; and

     . enabled the creditor to receive more than it would have received in a liquidation under Chapter 7 of the United States Bankruptcy Code if the transfer had not been made and the creditor received payment of the debt as provided in the United States Bankruptcy Code.

     If we suffer a financial failure, it could impair the payment of the Notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors for all entities. Such a consolidation would expose the holders of the Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base.

     You could be forced into restructuring the Notes through the "cram-down" provision of the United States Bankruptcy Code. Under this provision, the Notes could be restructured over the objections of holders of the Notes, including your objections, as to their general terms, primarily interest rate and maturity.

We May Be Required To Repurchase The Notes Upon A Change Of Control Or Asset Sales.

     If a Change of Control and a corresponding Rating Decline occur, we must offer to purchase all Notes then outstanding at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of purchase. If we make certain sales or other dispositions of assets, we may be required under certain limited circumstances to use the Net Available Proceeds (as defined) to effect a Net Proceeds Offer. See "Description of the Exchange Notes--The Indenture Contains Certain Covenants."

     Before we would begin such an offer to purchase, we may be required to (1) repay in full all of our indebtedness that would prohibit the repurchase of the Notes, including that under the Revolving Credit Facility, or (2) obtain any requisite consent to permit the repurchase. If we cannot repay all of such indebtedness or we cannot obtain the necessary consents, then we will be unable to offer to purchase the Notes, which would constitute an Event of Default under the Indenture. We cannot assure you that we will have sufficient funds available at the time of any Change of Control or Net Proceeds Offer to repurchase the Notes. Moreover, we can make a Net Proceeds Offer only if we have Net Available Proceeds remaining after we have applied Net Available Proceeds to purchase all of the Series A/B Notes and Series C/D Notes that their holders tender pursuant to a corresponding net proceeds offer.

     The events that require a Change of Control or Net Proceeds Offer under the Indenture may also constitute events of default under our Revolving Credit Facility or other Senior Indebtedness. Such events may permit the lenders under such debt instruments to accelerate the debt and, if we do not pay the debt, to commence litigation that could ultimately result in a sale of substantially all of our assets to satisfy that debt, thereby limiting our ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes.

Fraudulent Conveyance Laws May Apply To The Subsidiary Guarantees.

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent that a court were to find that

     . a Subsidiary Guarantor incurred a Guarantee with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or

     . a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee,

and such Subsidiary Guarantor

     .    was insolvent,

     .    was rendered insolvent because it issued such Guarantee,

     . was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or

     . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors.

     Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, that the Subsidiary Guarantor realizes from our issuance of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Subsidiary Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, then the holders of the Notes would cease to have any claim against that Subsidiary Guarantor and would be creditors solely of us and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. If this happened, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of that Subsidiary Guarantor. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending on the law applied in any such proceeding. But generally, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities as they become absolute and mature.

     Based on financial and other information, we and the Subsidiary Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that each of the Subsidiary Guarantors is solvent and will continue to be solvent after issuing its Guarantee, will have sufficient capital for carrying on its business and will be able to pay its respective debts as they mature. But we cannot assure you that a court passing on such standards would agree with us.


Risks Inherent In Our Operations.

     Market Conditions And The Volatility Of Oil And Natural Gas Prices May Materially Affect Our Revenues.

     The revenues that our operations generate highly depend on the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices that we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors that we do not control, including seasonality, the condition of the United

States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil producing and natural gas producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

     Revenues From Our Midstream Segment May Experience Financial Losses From Price Changes.

     Any event that disrupts our anticipated physical supplies of crude oil may expose us to risk of loss resulting from price changes. Generally, it is our policy that as PAA purchases crude oil, it establishes a margin by selling crude oil for physical delivery to third-party users, such as independent refiners or major oil companies, or by entering into a future delivery obligation with respect to futures contracts on the NYMEX. Through these transactions, we seek to maintain a position that is substantially balanced between crude oil purchases, on the one hand, and sales or future delivery obligations, on the other hand. Our policy is not to acquire and hold crude oil, futures contracts or derivative products for the purpose of speculating on price changes. As discussed more fully above, we discovered in November 1999 that this policy was violated by one of our former employees, which resulted in a loss of approximately $162 million ($174 million, including estimated associated costs and legal expenses). We have taken steps within our organization to enhance our processes and procedures to prevent future unauthorized trading. However, we can give no assurance that such steps will detect and prevent all violations of our trading policies and procedures, particularly if deception or other intentional misconduct is involved. Also, our price risk management strategies cannot eliminate all price risks. For example, if we inaccurately forecast the shut-in of production or other supply interruptions as the result of depressed oil prices, mechanical interruptions, abrupt production declines or apportionment of pipeline space on common-carrier pipelines, we may be unable to meet our supply commitments with the barrels purchased at the wellhead. We would be forced to make purchases elsewhere to meet our commitments, and if prices change adversely, our margins also may be adversely affected. Moreover, we will be exposed to some risks that are not hedged, including certain basis risks, such as the risk that price differentials between delivery points, delivery periods or types of crude oil will change and price risks on certain portions of our inventory. For accounting purposes, we may record losses on a portion of the unhedged inventory due to market-price declines, although such losses would have no impact on our cash flow as long as we are not forced to liquidate such inventory.

     Operating Hazards And Uninsured Risks May Have A Material Adverse Affect On Our Financial Position.

     Our operations are subject to all of the risks normally incident to the exploration for and the production of crude oil and natural gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of crude oil and natural gas wells, production facilities or other property, or injury to persons. The relatively deep drilling conducted by us from time to time involves increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. Our operations in California, including transportation of crude oil by pipelines within the city of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of the area. Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against certain of these risks, including, in certain instances, earthquake risk in California, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on our financial position.

     A pipeline may experience damage as a result of an accident or other natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damages and suspension of operations. We maintain insurance of various types that we consider to be adequate to cover our operations and properties. The insurance covers all of our assets in amounts considered reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. Our insurance does not cover every potential risk associated with operating pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

     The occurrence of a significant event not fully insured or indemnified against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We believe that we are adequately insured for public liability and property damage to others with respect to our operations. With respect to all of our coverage, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

     Certain Business Risks Of Our Upstream Segment May Affect Our Financial Position.

     We must continually acquire, explore for, develop or exploit new oil and natural gas reserves to replace those produced or sold. Without successful drilling, acquisition or exploitation operations, our oil and natural gas reserves and revenues will decline. Drilling activities are subject to numerous risks, including the risk that we will not obtain any commercially viable oil or natural gas production. Whether we decide to purchase, explore, exploit or develop an interest or property will depend in part on the evaluation of data obtained through geophysical and geological analyses and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain. We may have to curtail, delay or cancel drilling if a number of events occur, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices or limitations in the market for products. The availability of a ready market for our oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be shut in for lack of a market or due to inadequacy or unavailability of natural gas pipeline or gathering-system capacity.

     Our Midstream Segment Has Certain Business Risks.

     Our midstream operations depend on demand for crude oil by refiners in the Midwest and on the Gulf Coast. Any decrease in this demand could adversely affect our business. Demand also depends on the ability and willingness of shippers having access to our transportation assets to satisfy their demand by deliveries through those assets. Any decrease in this demand could adversely affect our business. Demand for crude oil depends on the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce demand.

     How much profit our gathering and marketing activities generate depends primarily on the volumes of crude oil that we purchase and gather. To maintain the volumes of crude oil that we purchase, we must continue to contract for new supplies of crude oil to offset those volumes lost from natural declines in crude oil production caused by depleting wells or volumes lost to competitors. We encounter particular difficulty in replacing lost volumes of crude oil when crude oil production is low and competition to gather available production is intense. Generally, because producers experience inconveniences in switching crude oil purchasers, such as delays in receiving proceeds while awaiting the preparation of new division orders, producers typically do not change purchasers on the basis of minor variations in price. Thus, we may experience difficulty acquiring crude oil at the wellhead in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil.

     Sustained low crude oil prices could lead to a decline in drilling activity and production levels or the shutting-in or abandonment of marginal wells. To the extent that low crude oil prices result in lower volumes of crude oil available for purchase at the wellhead, we may experience lower margins in our midstream segment as competition for available crude oil intensifies. In addition, a sustained depression in crude oil prices could result in the bankruptcy of some producers. Although bankruptcy proceedings are not likely to terminate production from oil wells, they may disrupt purchasing arrangements and have other adverse consequences. Alternatively, sustained high crude oil prices can limit the volume of crude oil that we purchase if sufficient credit support for our activities is unavailable.

     Uncertainties In Estimating Reserves And Future Net Cash Flows May Affect The Value Of Our Oil And Gas Properties.

     There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors that we do not control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based on the same available data. Therefore, the present value of proved reserves set forth or incorporated by reference in this prospectus only represents estimates and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. In this regard, the information set forth or incorporated by reference in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any downward revisions could adversely affect our financial condition, borrowing base under the Revolving Credit Facility, future prospects and market value of our securities.

     Our Midstream Transportation Business Depends On California Crude Oil Supplies.

     A significant portion of the gross margin of PAA is derived from the Santa Ynez and Point Arguello fields located offshore California. For the year ended December 31, 1999, approximately $30.6 million or 17% of PAA's gross margin was attributable to the Santa Ynez field and approximately $10.6 million or 6% of PAA's gross margin was attributable to the Point Arguello field. PAA has entered into contracts with the producers of most of the production from these fields under which they have agreed to ship all of their production from these fields on the All American Pipeline through August 2007. But they are not obligated to produce or ship any minimum volumes. Volumes received from the Santa Ynez and Point Arguello fields have declined from 92,000 and 60,000 average daily barrels, respectively, in 1995 to 59,000 and 20,000 average daily barrels, respectively, for the year ended December 31, 1999. We expect that there will continue to be natural production declines from each of these fields. In addition, if production is disrupted in these fields because of production problems, transportation problems or other reasons, then it would have a material adverse effect on our midstream business.

     We Hedge Some Of Our Crude Oil Production.

     To manage our exposure to commodity price risk, we routinely enter into hedging arrangements under which we hedge a portion of our crude oil production. See "Summary--What Are Our Upstream Activities?" These hedging arrangements provide us some protection if crude oil prices decline below the prices at which these hedging arrangements are set. But these hedging arrangements also expose us to the risk that we will receive lower prices for our hedged production than we could otherwise realize if crude oil prices rise above the prices at which these hedging arrangements are set.

     We Are Subject To Particular Government Regulations.

     Our business is regulated by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations that govern the plugging and abandonment of oil wells, the discharge of materials into the environment and other activities relating to environmental protections. Certain of our properties are located in environmentally sensitive areas that require special permits to drill.

     Costs and liabilities could arise under increasingly strict environmental and safety laws, including regulations and enforcement policies, or claims for damages to property or persons resulting from our operations. If we cannot recover such resulting costs through insurance or increased revenues, then our results from operations could be adversely affected. The production, transportation and storage of crude oil result in a risk that crude oil and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability for natural resources damages to government agencies, personal injury or property damages to private parties and significant business interruption.

     We Are In A Competitive Industry.

     The oil and natural gas industry is highly competitive. We compete to acquire, explore, exploit and develop oil and natural gas properties, to purchase and market oil and obtain crude oil storage and terminalling business, and to obtain sufficient capital to finance these activities. Our competitors include companies that have greater financial and personnel resources than we do. Our ability to acquire additional properties and to discover reserves in the future depends on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.


     PAA competes with foreign oil imports and other pipelines that serve the California market and the refining centers in the Midwest and on the Gulf Coast. It also encounters intense competition in its terminalling and storage activities and gathering and marketing activities.

Certain Factors And Procedures With The Exchange Offer May Cause Us Risk.

     We will issue the Exchange Notes for your Outstanding Notes after we have timely received your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your Outstanding Notes in exchange for Exchange Notes, then you should allow sufficient time to ensure timely delivery. We are under no duty to notify you of defects or irregularities with respect to your tender of Outstanding Notes for exchange. If you do not tender your Outstanding Notes, or if we do not accept your tender, then those Outstanding Notes will remain subject to the existing transfer restrictions on them after we complete the exchange offer. When we complete the exchange offer, the registration rights under the Registration Rights Agreement will terminate unless any holder of the Outstanding Notes notifies us on or before the Exchange Date that

     . due to a change in law or policy it is not entitled to participate in the exchange offer;

     . due to a change in law or policy it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder; or

     . it is a broker-dealer that owns Outstanding Notes (including an Initial Purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) that it acquired directly from us or from one of our affiliates.

We have agreed to file and maintain, for a period of three years, a shelf registration statement for any holder in these circumstances. See "Exchange Offer-We May Have To File A Shelf Registration Statement". In addition, any holder of Outstanding Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, if it acquired such Outstanding Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution". To the extent that Outstanding Notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer".

                              THE EXCHANGE OFFER

Why Are We Making The Exchange Offer?

         We sold the Outstanding Notes on September 22, 1999, to the Initial Purchasers, who then sold the Outstanding Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. When we sold the Outstanding Notes to the Initial Purchasers, we, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement, which requires, among other things, that we file with the Commission a registration statement under the Securities Act and offer to exchange your Outstanding Notes for a like principal amount of Exchange Notes. We must use our best efforts to cause that Registration Statement to be declared effective by the Commission under the Securities Act and to begin the exchange offer, and we must use our best efforts to issue, on or before the Exchange Date, the Exchange Notes. We will issue the Exchange Notes without a restrictive legend. A holder of Exchange Notes may reoffer and resell them without restrictions or limitations under the Securities Act unless he is one of our "affiliates" within the meaning of Rule 405 under the Securities Act, he participates in the exchange offer intending to participate in a distribution or he does not acquire the Exchange Notes in the ordinary course of his business. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

What Are The Terms Of The Exchange Offer?

         On the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes that you validly tender and do not withdraw before 5:00 p.m., New York City time, on the Expiration Date. On the Exchange Date, we will issue to you $1,000 principal amount of Exchange Notes in exchange for every $1,000 principal amount of Outstanding Notes that you tender and that we accept in the exchange offer. You may tender some or all of your Outstanding Notes pursuant to the exchange offer. You may only tender Outstanding Notes in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that we have registered the Exchange Notes under the Securities Act and so they will not bear legends restricting their transfer and the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

         As of the date of this prospectus, $75,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company ("DTC"). We have fixed
the close of business on April   , 2000, as the record date for the exchange
offer for purposes of determining those persons to whom we will initially send this prospectus and the letter of transmittal.

         You do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the exchange offer. We intend to conduct the exchange offer according to the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1.

         We are deemed to accept validly tendered Outstanding Notes when we orally or in writing notify the Exchange Agent that we accept those tenders. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from us.

         If we do not accept any tendered Outstanding Notes for exchange because of an invalid tender, because certain other events set forth in this prospectus occur or for whatever other reason, we will return the certificates for any unaccepted Outstanding Notes, without expense, to the appropriate tendering holder as soon as we practically can after the Expiration Date.

         If you tender your Outstanding Notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Who Bears The Fees and Expenses Of The Exchange Offer".

When Does Interest Begin Accruing On The Exchange Notes?

         The Exchange Notes will bear interest from the date that we issue them. Interest on the Outstanding Notes will accrue until then. We will pay interest on the Exchange Notes semi-annually every March 15 and September 15, beginning on September 15, 2000.

How Do I Tender My Outstanding Notes?

         Only a Holder (as defined) of Outstanding Notes may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, you must

            . complete, sign and date the letter of transmittal, or a facsimile thereof;

            . have the signatures on the letter of transmittal guaranteed if the letter of transmittal so requires; and

            . mail or otherwise deliver the letter of transmittal or the facsimile, together with your Outstanding Notes and any other required documents, to the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date.

         To tender your Outstanding Notes effectively, the Exchange Agent must receive the Outstanding Notes, the letter of transmittal and all other required documents at the address set forth below under "Exchange Agent" before 5:00 p.m., New York City time, on the Expiration Date. You may deliver your Outstanding Notes by book-entry transfer in accordance with the procedures that we describe below. The Exchange Agent must receive confirmation of such book-entry transfer before the Expiration Date.

         We understand that the Exchange Agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Exchange Notes at DTC to facilitate the exchange offer, and subject to its establishment, any financial institution that is a participant in DTC's system may make book-entry delivery of its Outstanding Notes by causing DTC to transfer its Outstanding Notes into the Exchange Agent's account according to DTC's procedures. Although you may deliver the Outstanding Notes through book-entry transfer into the Exchange Agent's account at DTC, you must transmit to and the Exchange Agent must receive an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents at its address set forth below on or before the Expiration Date, or, if you comply with the guaranteed delivery procedures described below, within the time period provided under such procedures. However, if you are a participant in DTC's book-entry system, you may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a letter of transmittal, electronically acknowledge that you received and agree to be bound by, the terms of the letter of transmittal. Just because you deliver documents to DTC does not mean that you have delivered those documents to the Exchange Agent.

         By executing the letter of transmittal, you will represent to us that the facts are as set forth below in the second paragraph under the heading "Can I Resell The Exchange Notes".

         Your tender and our acceptance will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         YOU CHOOSE AND ELECT AT YOUR OWN RISK THE METHOD YOU DELIVER YOUR OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. WE RECOMMEND AGAINST DELIVERING THESE DOCUMENTS BY MAIL. WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE

EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

         If you beneficially own Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered Holder promptly and instruct the registered Holder to tender on your behalf.

         An Eligible Institution (as defined below) must guarantee the signatures on the letter of transmittal or a notice of withdrawal unless the Outstanding Notes are tendered:

               . by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

               .    for the account of an Eligible Institution.

         As used in this prospectus, the term "Eligible Institution" means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

         If a person other than the registered Holder of any Outstanding Notes listed signs the letter of transmittal, then those Outstanding Notes must be endorsed or accompanied by a properly completed bond power, and signed by that registered Holder as that registered Holder's name appears on those Outstanding Notes, and the signature guaranteed by an Eligible Institution.

         If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes, then these persons should so indicate when signing, and unless we waive the requirement, they must submit with the letter of transmittal evidence that satisfies us that they have authority to so act.

         We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes and our determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the amount of time that we determine. Although we intend to notify you of defects or irregularities with respect to your tenders of Outstanding Notes, we, the Exchange Agent or any other person will not incur any liability for failure to give such notification. You will not be deemed to have tendered your Outstanding Notes until any such defects or irregularities have been cured or waived. If the Exchange Agent receives Outstanding Notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, the Exchange Agent will return them to the tendering Holders, unless otherwise provided in the letter of transmittal, as soon as practicable after the Expiration Date.

How Do I Take Advantage Of The Guaranteed Delivery Procedures?

         If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available, you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents to the Exchange Agent or you cannot complete the procedures for book-entry transfer, before the Expiration Date, you may tender if:

              .   you tender through an Eligible Institution;

              . before the Expiration Date, the Exchange Agent receives from that Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth your name and address, the certificate numbers of your Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that you are tendering thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Eligible Institution will deposit the letter of transmittal or facsimile thereof, together with the certificates representing the Outstanding Notes, or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at DTC, and any other documents that the letter of transmittal requires, with the Exchange Agent; and

              . the Exchange Agent receives within five New York Stock Exchange trading days after the Expiration Date, such properly completed and executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered Outstanding Notes in proper form for transfer, or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at DTC, and all other documents that the letter of transmittal requires.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to you if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures set forth above.

How Do I Withdraw My Tender?

         Except as otherwise provided in this prospectus, you may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw your tender of Outstanding Notes, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at its address set forth in this prospectus before 5:00 p.m., New York City time, on the Expiration Date. Your notice of withdrawal must

              . specify the name of the person who deposited the Outstanding Notes to be withdrawn;

              . identify the Outstanding Notes to be withdrawn, including the certificate numbers and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

              . be signed by the Holder in the same manner as the original signature on the letter of transmittal by which those Outstanding Notes were tendered including any required signature guarantees or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender;

              . specify the name in which those Outstanding Notes are to be registered, if different from that of the person who deposited the Outstanding Notes; and

              . if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the person who deposited the Outstanding Notes.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and we will not issue any Exchange Notes with respect to those Outstanding Notes unless those Outstanding Notes are validly retendered. We will return to you any Outstanding Notes that you have tendered and that we do not accept for exchange, without cost to you, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--How Do I Tender My Outstanding Notes?" at any time before the Expiration Date.

Conditions

         Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes for, any Outstanding Notes, and we may terminate or amend the exchange offer as provided herein before we accept any Outstanding Notes, if:

              . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

              . any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that might materially impair our ability to proceed with the exchange offer;

              . any law, statute, rule, regulation or interpretation by the Commissions's staff is proposed, adopted or enacted that might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

              . we have not obtained any governmental approval that we, in our sole discretion, deem necessary to consummate the exchange offer as contemplated in this prospectus.

         If we determine in good faith and in the exercise of our reasonable discretion that any of the conditions are not satisfied, we may

              . refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering Holders;

              . extend the exchange offer and retain all Outstanding Notes tendered before the exchange offer expires, subject to the rights of Holders to withdraw their Outstanding Notes (see "--How Do I Withdraw My Tender"); or

              . waive any unsatisfied conditions with respect to the exchange offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose to you such waiver by distributing to the registered Holders a prospectus supplement, and, depending on the significance of the waiver and the manner of disclosure to the registered Holders, we will extend the exchange offer for five to 10 business days if the exchange offer would otherwise expire within five to 10 days after such waiver.

Who Is The Exchange Agent?

         Chase Bank of Texas, National Association has been appointed as Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

By Registered or Certified Mail:   By Overnight Mail or Hand:         By Facsimile:
Chase Bank of Texas, National      Chase Bank of Texas, National      (For Eligible Institutions Only)
   Association                        Association                     Chase Bank of Texas, National
Attention: Frank Ivins,            Attention: Frank Ivins,              Association
Registered Bond Events             Registered Bond Events                     (214) 672-5746
P.O. Box 2320                      1201 Main Street, 18th Floor          Confirm: (800) 275-2048
Dallas, Texas 75221-2320           Dallas, Texas 75202

Who Bears The Fees And Expenses Of The Exchange Offer?

         We will bear the expenses of soliciting tenders pursuant to the exchange offer. We are principally soliciting tenders by mail; but our officers and regular employees and those of our affiliates may additionally solicit tenders by telegraph, telephone or in person.

         We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers or others soliciting acceptances of the exchange offer. But we will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

         We will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the exchange offer. But if we are going to deliver or issue certificates representing the Exchange Notes, or the Outstanding Notes for the principal amounts not tendered or accepted for exchange, in the name of, any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the exchange offer, then the tendering Holder will pay any such transfer taxes (whether imposed on the registered Holder or any other person).

How Will The Exchange Notes Receive Accounting Treatment?

         We will record the Exchange Notes at the same carrying value as the Outstanding Notes, which is face value as adjusted for original issue premium, as reflected in our accounting records on the date of exchange. Accordingly, you will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Can I Resell The Exchange Notes?

         Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes that we issue to you pursuant to the exchange offer in exchange for Outstanding Notes without needing to comply with the registration and prospectus delivery provisions of the Securities Act, provided that

         . you acquire such Exchange Notes in the ordinary course of your business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

         . you are not one of our "affiliates" within the meaning of Rule 405 under the Securities Act.

If you tender in the exchange offer intending to participate, or for the purpose of participating, in a distribution of the Exchange Notes, then you may not rely on the position of the Commission's staff enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters. You must instead comply with the registration and prospectus delivery requirements of the Securities Act when you offer or resell your Exchange Notes. In addition, when you resell your Exchange Notes, an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act should cover the transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, if it acquired those Outstanding Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See "Plan of Distribution".

         If you tender in the exchange offer, you will represent to us that, among other things,

             . you are acquiring the Exchange Notes in the ordinary course of the business of the person receiving those Exchange Notes, whether or not such person is you;

             . neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of those Exchange Notes; and

             . you and such other person acknowledge that if they participate in the exchange offer for the purpose of distributing the Exchange Notes,

                - you and such person must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and

                - if you fail to comply with such requirements, you may incur liability under the Securities Act for which we will not indemnify you.

         By tendering in the exchange offer, each Holder that may be deemed to be one of our "affiliates" (as defined under Rule 405 of the Securities Act) will represent to us that it understands and acknowledges that it may not offer for resale, resell, or otherwise transfer the Exchange Notes without registration under the Securities Act or qualifying for an exemption thereunder. Our affiliates may not rely on the foregoing interpretations of the Commission's staff with respect to resales of the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act.

We May Have To Issue Private Exchange Notes.

         The Registration Rights Agreement provides that if, before we complete the exchange offer, the Initial Purchasers hold any Outstanding Notes that they acquired and that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of Outstanding Notes may not participate in the exchange offer, we must, if the Initial Purchasers or that Holder requests, issue and deliver to the Initial Purchasers and that holder, in exchange for such Outstanding Notes, Private Exchange Notes. We must issue and deliver them at the same time that we deliver the Exchange Notes in the exchange offer. We will issue any Private Exchange Notes pursuant to the same Indenture as the Exchange Notes. The registration statement of which this prospectus is a part does not cover the Private Exchange Notes and we are not offering them hereby. Any Private Exchange Notes will receive all the rights and will be subject to all the limitations applicable to them under the Indenture and will be subject to the same restrictions on transfer applicable to untendered Outstanding Notes. See "--What Happens If My Outstanding Notes Are Not Exchanged?". But, pursuant to the Registration Rights Agreement, holders of Private Exchange Notes have certain rights to require us to file and maintain a shelf registration statement that would allow the holders of the Private Exchange Notes to resell their Private Exchange Notes. See "--We May Have To File A Shelf Registration Statement".

What Happens If My Outstanding Notes Are Not Exchanged?

         This exchange offer fulfills one of our obligations under the Registration Rights Agreement; and, except as described under "--We May Have To File A Shelf Registration Statement", if you do not tender your Outstanding Notes, then you will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, if you do not exchange your Outstanding Notes for Exchange Notes, then you will continue to hold the untendered Outstanding Notes and you will be entitled to all the rights and limitations applicable to them under the

Indenture, except to the extent those rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

         Any Outstanding Notes that you do not exchange for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, you may only resell such Outstanding Notes:

              .    to us, if we redeem them or otherwise;

              . pursuant to an effective registration statement under the Securities Act;

              . so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A;

              . outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder;

              . to an institutional accredited investor that, before such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes evidenced thereby (the form of which letter can be obtained from such trustee); or

              . pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         Accordingly, the exchange offer, to the extent that we exchange Outstanding Notes for Exchange Notes, could adversely affect the trading market for the untendered Outstanding Notes.

We May Have To File A Shelf Registration Statement.

         If:

              . we may not consummate the exchange offer because any applicable law or applicable interpretation of the Commission or the Commission's staff does not permit the exchange offer,

              . any holder of an Outstanding Note notifies us on or before the Exchange Date that

                   . due to a change in law or policy it is not entitled to participate in the exchange offer,

                   . due to a change in law or policy it may not resell the Exchange Notes that it would acquire in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or

                   . it is a broker-dealer that owns Outstanding Notes, including Initial Purchasers that hold Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes, acquired directly from us or one of our affiliates or

              . any holder of Private Exchange Notes so requests within 120 days after we consummate the exchange offer, then we have agreed to file and maintain a registration statement that would allow resales of transfer-restricted Outstanding Notes, Exchange Notes or Private Exchange Notes that any of these holders own.

Some Other Matters You Should Consider.

         Your participation in the exchange offer is voluntary and we strongly urge you to carefully consider your decision to participate. We urge you to consult your financial and tax advisors regarding the exchange offer and to decide for yourself what action you should take.

         We may in the future seek to acquire untendered Outstanding Notes in the open market or privately negotiated transactions, through later exchange offers or otherwise. We do not presently plan to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except for the filing, if required, of a shelf registration statement pursuant to "-We May Have To File A Shelf Registration Statement".

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. We cannot assure you that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to you. Certain Holders of the Outstanding Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, persons who have hedged the risk of owning an Outstanding Note, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. You should consult your own tax advisor as to the particular tax consequences of exchanging your Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         Our issuance of the Exchange Notes to Holders of the Outstanding Notes pursuant to the terms set forth in this prospectus should not constitute a recognition event for federal income tax purposes. Consequently, you should not recognize any gain or loss when you receive the Exchange Notes. For purposes of determining gain or loss if you later sell or exchange the Exchange Notes, your basis in the Exchange Notes should be the same as your basis in the Outstanding Notes that you exchange. You should be considered to have held the Exchange Notes from the time you originally acquired the Outstanding Notes.

                                USE OF PROCEEDS

         We intend that this exchange offer will satisfy certain of our obligations under the Purchase Agreement and the Registration Rights Agreement. We will not receive any cash proceeds from our issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described in this prospectus. We will retire and cancel the Outstanding Notes surrendered in exchange for Exchange Notes and we may not reissue them. Accordingly, our issuance of the Exchange Notes will not increase or decrease our indebtedness.

         The net proceeds that we received when we sold the Outstanding Notes were approximately $74.6 million. We used these proceeds to reduce indebtedness outstanding under our $225 million Revolving Credit Facility with a group of banks. At December 31, 1999, we had approximately $137.3 million outstanding under the Revolving Credit Facility. The Revolving Credit Facility bears interest at our option of either LIBOR plus 1 3/8% or the Base Rate. The "Base Rate" is defined as the higher of the federal funds rate plus 1/2% or Prime. The average interest rate at December 31, 1999, of all outstanding indebtedness under the Revolving Credit Facility was approximately 7.6%. The Subsidiary Guarantors other than PMCT Inc. guarantee the Revolving Credit Facility and the oil and gas properties of us and the Subsidiary Guarantors other than PMCT Inc. The stock of the Subsidiary Guarantors collateralizes the Revolving Credit Facility.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

         We and certain of our subsidiaries have established credit facilities with different commercial lenders to fund working capital requirements, to issue letters of credit and to fund other obligations to support our crude oil marketing activities. The following summarizes these credit facilities.

We Have A Revolving Credit Facility.

         We have a $225.0 million Revolving Credit Facility with a group of commercial lenders (the "Lenders") including First Union National Bank as a Lender and the agent for the Lenders. The Subsidiary Guarantors (except PMCT Inc.) guarantee the Revolving Credit Facility, and all of our and the Subsidiary Guarantors' (except PMCT Inc.) property including oil and gas properties and the stock of the Subsidiary Guarantors secures the Revolving Credit Facility. The borrowing base under the Revolving Credit Facility at December 31, 1999, was $225.0 million and may be redetermined from time to time by the Lenders in good faith, in the exercise of their sole discretion, and according to customary practices and standards in effect from time to time for oil and gas loans to borrowers similar to us. This borrowing base may be affected by the performance of our oil and gas properties and changes in oil and gas prices. We incur a commitment fee of 3/8% per annum on the unused portion of the borrowing base. The borrowing availability under the Revolving Credit Facility terminates on July 1, 2001, at which time the then outstanding balance converts to a term loan which is payable in sixteen equal quarterly installments commencing October 1, 2001, with a final maturity of July 1, 2005. Borrowings under the Revolving Credit Facility bear interest, at our option, either at LIBOR plus 13/8% or Base Rate (as defined therein). At December 31, 1999, outstanding borrowings under the Revolving Credit Facility were approximately $137.3 million.

         The Revolving Credit Facility contains covenants which, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt, limit our ability to make certain loans and investment and provide that we must maintain a specified relationship between current assets and current liabilities.

We Have Issued Series A-D Notes.

         We have $200 million principal amount of 10 1/4% Senior Subordinated Notes due 2006 outstanding which bear a coupon rate of 10 1/4% and consist of (in thousands):

              Series A                  $    500

              Series B                   149,500

              Series C                        50

              Series D                    49,950

         The covenants and other terms of the Series A-D Notes are substantially the same as the covenants and other terms of the Notes. See "Description of the Exchange Notes."

Plains All American Pipeline Has Its Own Credit Facilities Through Its Operating Subsidiaries

         Concurrently with the closing of PAA's initial public offering in November 1998, All American Pipeline, L.P., one of its operating subsidiaries, entered into a $225.0 million bank credit agreement that includes a $175.0 million term loan facility and a $50.0 million revolving credit facility. As a result of the unauthorized trading losses discovered in November 1999, the facility was in default of certain covenants, with those defaults being subsequently waived and the facility amended in December. The bank credit agreement is secured by a lien on substantially all assets of PAA and its subsidiaries except the assets that secure the Plains Scurlock Permian, L.P. credit facility discussed below. All American Pipeline may borrow up to $50.0 million under the revolving credit facility for acquisitions, capital improvements, working capital and general business purposes. At December 31, 1999, $175.0 million was outstanding under the term loan facility and $50.0 million was outstanding under the revolving credit facility. The term loan facility matures in 2005, and no principal is scheduled for payment prior to maturity. The term loan facility may be prepaid at any time without penalty. The revolving credit facility expires in November 2000. The term loan and revolving credit facility bear interest at All American Pipeline's option at either the base rate, as defined, plus an applicable margin, or reserve adjusted LIBOR plus an applicable margin. All American Pipeline incurs a commitment fee on the unused portion of the revolving credit facility.

         Plains Scurlock Permian, L.P., another operating subsidiary of PAA, has a bank credit agreement which consists of a five-year $82.6 million term loan facility and a three-year $35.0 million revolving credit facility. The Plains Scurlock credit facility is nonrecourse to PAA and its other operating subsidiaries, Plains Marketing, L.P. and All American Pipeline, L.P. and is secured by substantially all of the assets of Plains Scurlock Permian and its subsidiaries. Borrowings under the term loan and revolving credit facility bear interest at reserve adjusted LIBOR plus an applicable margin. A commitment fee equal to 0.5% per year is charged on the unused portion of the revolving credit facility. The revolving credit facility, which may be used for borrowings or letters of credit to support crude oil purchases, matures in May 2002. The term loan provides for principal amortization of $0.7 million annually beginning May 2000, with a final maturity in May 2004. As of December 31, 1999, letters of credit of approximately $29.5 million were outstanding under the revolving facility and borrowings of $82.6 million and $2.5 million were outstanding under the term loan and revolving facility, respectively. The term loan was reduced to $82.6 million from $126.6 million with proceeds from PAA's October 1999 public unit offering.

         Plains Marketing, L.P. has a letter of credit and borrowing facility, the purpose of which is to provide standby letters of credit to support the purchase and exchange of crude oil for resale and borrowings to finance crude oil inventory that has been hedged against future price risk or designated as working inventory. As a result of the unauthorized trading losses discovered in November 1999, the facility was in default of certain covenants, with those defaults being subsequently waived and the facility amended in December 1999. As amended, the letter of credit facility has a sublimit for cash borrowings of $40.0 million at December 31, 1999, with decreasing amounts thereafter through April 30, 2000, at which time the sublimit is eliminated. The letter of credit and borrowing facility provides for an aggregate letter of credit availability of $239.0 million in February through April 2000, and thereafter decreasing to $225.0 million in May and June 2000, and to $200.0 million in July 2000 through July 2001. Aggregate availability under the letter of credit facility for direct borrowings and letters of credit is limited to a borrowing base which is determined monthly based on certain of Plains Marketing's current assets and current liabilities, primarily accounts receivable and accounts payable related to the purchase and sale of crude oil. This facility is secured by a lien on substantially all of the assets of PAA and its subsidiaries except the assets that secure the Plains Scurlock credit facility. At December 31, 1999, there were letters of credit of approximately $292.0 million and borrowings of $13.7 million outstanding under this facility.

         On December 30, 1999, Plains Marketing entered into a $65.0 million senior secured term credit facility to fund short-term working capital requirements resulting from the unauthorized trading losses. The facility was secured by a portion of the 5.2 million barrels of linefill that was sold and receivables from certain sales contracts applicable to the linefill. The facility had a maturity date of March 24, 2000 and was repaid with the proceeds from the sale of the linefill securing the facility. At December 31, 1999, there were borrowings of $45.0 million outstanding.

         In December 1999, we loaned PAA $114.0 million. This subordinated debt is due not later than November 30, 2005. Proceeds from the notes were used for working capital requirements created by the unauthorized trading losses. The notes are subordinated in right of payment to all existing senior indebtedness and bear interest at the same LIBOR rate as Plains Marketing's letter of credit and borrowing facility. Interest on the notes is payable monthly, but payment of interest requires the permission of certain lenders of Plains Marketing and All American Pipeline. Any interest not paid when due is added to the principal of the notes, at the option of Plains All American Inc.

         Plains Marketing is currently in discussions with its lenders to restructure and consolidate the various credit facilities of the other PAA subsidiaries. If completed, this will enable Plains Marketing to increase its current bank credit facilities (excluding short-term credit facility and the letter of credit and borrowing facility) from total capacity of approximately $342.6 million to approximately $350.0 million to $400.0 million. In addition, Plains Marketing is in discussions to restructure and increase the size of its letter of credit and borrowing facility, which will provide Plains Marketing the ability to enter into contango inventory transactions. Although we cannot assure you that Plains Marketing will be successful in restructuring the facilities, PAA believes that these facilities, combined with cash flow from operating activities and the sale of the linefill and segment of the All American Pipeline, will provide PAA with additional flexibility and liquidity, including liquidity required to meet its obligations and to make distributions to its unitholders.

         Each of the credit facilities of PAA is without recourse to us or the Subsidiary Guarantors.

Some Other Matters You Should Consider.

         We have total other indebtedness of approximately $2.6 million at December 31, 1999, of which approximately $2.0 million we have classified as other long-term debt on the Consolidated Balance Sheet as of December 31, 1999. We issued this indebtedness to Chevron in connection with the December 1995 purchase of a production payment on the Los Angeles Basin Properties. The indebtedness bears interest at 8% payable annually, requires equal annual principal payments of approximately $511,000 and is unsecured.

                       DESCRIPTION OF THE EXCHANGE NOTES

In General.

     We are going to issue the Exchange Notes as a separate series of notes under an indenture (the "Indenture") dated as of September 15, 1999 (the "Indenture Date"), among the Subsidiary Guarantors, Chase Bank of Texas, National Association, as trustee (the "Trustee"), and us. The Exchange Notes will be senior unsecured obligations of us and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such rights. Under the terms of the Indenture, the covenants and events of default will apply equally to the Exchange Notes and the Outstanding Notes, and the Exchange Notes and the Outstanding Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. Whenever we refer to the Notes we are including the Exchange Notes, the Outstanding Notes and the Private Placement Notes unless the context otherwise requires. We issued the Outstanding Notes under the Indenture on September 15, 1999 in an aggregate principal amount of $75 million. The Indenture also provides us the flexibility of issuing additional Notes in the future in principal amount not to exceed $75 million in the aggregate; however, any issuance of such additional Notes would be subject to the covenants described in the first paragraph under "--The Indenture Contains Certain Covenants--We Are Limited In How We Incur Additional Indebtedness. Upon the issuance of the Exchange Notes or the effectiveness of the exchange offer Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")". The following summarizes certain provisions of the Indenture and the Registration Rights Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the form of Indenture and Registration Rights Agreement have been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms not otherwise defined below or elsewhere in this prospectus have the meanings given to them in the Indenture. The definitions of certain capitalized terms used in the summary are set forth below under "-- Certain Definitions".

What Is The Principal, Maturity And Interest Of The Notes?

     The Exchange Notes:

     .    will be unsecured senior subordinated general obligations of us;

     .    will mature on March 15, 2006 (the "Maturity Date");

     .    will be limited in aggregate principal amount to $75 million;

     . will be issued in denominations of $1,000 and integral multiples thereof in fully registered form; and

     .    will rank on parity with the Series A-D Notes.

     The Notes will accrue interest at the rate of 10 1/4% per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or duly provided for, and we will pay accrued and unpaid interest semi-annually on March 15 and September 15 of each year, commencing September 15, 2000. Interest accrued and unpaid through the Exchange Date on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before September 15, 2000. Outstanding Notes that we accept for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue. Interest will be paid to the person in whose name the Exchange Note is registered at the close of business on March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. We will pay both the principal and interest on the Exchange Notes at the office or agency that we maintain for such purpose within the City and State of New York. In addition, if the Exchange Notes do not remain in book-entry form, then we may, at our option, pay interest, by check mailed to the holders of the Exchange Notes

("Holders") at their respective addresses set forth in the register of Holders. Until we otherwise designate, our office or agency in New York will be the Trustee's office or agency maintained for such purpose. Any Outstanding Notes that remain outstanding after we complete the exchange offer, together with the Exchange Notes that we issue in connection with the exchange offer and any Private Exchange Notes, will be treated as a single class of securities under the Indenture.

We May Be Able To Or May Be Required To Redeem Or Repurchase The Notes.

     When We Can Optionally Redeem The Notes. We can redeem the Exchange Notes at our option in whole at any time or in part from time to time, on and after March 15, 2001 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on March 15 of the year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                                                                   Redemption
          Year                                                       Price
          ----                                                     ----------
          2001...................................................   105.1250%
          2002...................................................   103.4167%
          2003...................................................   101.7083%
          2004 and thereafter....................................   100.0000%

     If we redeem less than all of the Notes, the Trustee will select the Notes for redemption pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Exchange Notes are listed on any securities exchange, by a method that complies with the requirements of that exchange. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption (unless we default in the payment of the redemption price or accrued interest).

     When We Must Offer To Purchase The Notes. As described below, (1) upon the occurrence of a Change of Control and a corresponding Rating Decline, we must offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (2) upon certain sales or other dispositions of assets, we may be obligated to make offers to purchase Notes with a portion of the Net Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "--A Change Of Control May Require Us To Repurchase The Notes" and "--The Indenture Contains Certain Covenants-We Are Limited In How We Dispose Our Assets".

A Change of Control May Require Us To Repurchase The Notes.

     Upon the occurrence of a Change of Control and a corresponding Rating Decline, we must offer to purchase all of the then-outstanding Notes (a "Change of Control Offer"), and we must purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days after the occurrence of a Rating Decline following a Change of Control (or, if the Rating Decline occurs before the corresponding Change of Control not more than 60 nor less than 30 days after the occurrence of the Change of Control), all of the then-outstanding Notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. We must keep the Change of Control Offer open for at least 20 Business Days and until the close of business on the fifth Business Day before the Change of Control Purchase Date.

     To effect such Change of Control Offer, we must, not later than the 30th day after the occurrence of the Rating Decline corresponding to such Change of Control (or, if the Rating Decline occurs before the corresponding Change of Control, then not later than the 30th day following the occurrence of the Change of Control), mail to the Trustee and to each Holder of the Notes notice of the Change of Control Offer, and this notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

     We, to the extent applicable and if required by law, will comply with Sections 13 and 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations that may then be applicable to any offer by us to purchase the Notes pursuant to the Change of Control covenant.

     If a Change of Control and corresponding Rating Decline occur and a substantial amount of the Notes is presented for purchase, then we cannot assure you that we would have sufficient financial resources to enable us to purchase those Notes. If we must purchase Notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations. But we cannot assure you that we could obtain such financing. A Change of Control would constitute an Event of Default under the Bank Credit Agreement and permit First Union National Bank, as agent thereunder (in such capacity, the "Credit Facility Agent") to terminate the commitment of the lenders under the Bank Credit Agreement and declare all amounts outstanding thereunder to be due and payable, and the rights of the Holders to receive the Change of Control Purchase Price or any other amounts due on the Notes would be subordinated to the rights of the holders of Senior Indebtedness. If the Bank Credit Agreement were not accelerated, we nevertheless must obtain a consent from the Credit Facility Agent and the lenders under the present terms of the Bank Credit Agreement to incur any indebtedness (other than indebtedness under such Bank Credit Agreement) to repurchase Outstanding Notes pursuant to a Change of Control Offer. See "--What Are The Events of Default?".

     The Indenture provides that a default in the payment of the Change of Control Purchase Price would constitute an Event of Default under the Indenture as a remedy for which Holders would be entitled to receive the Change of Control Purchase Price. If such an Event of Default resulted in a default under Senior Indebtedness, then the right of the Holders of Notes to receive the Change of Control Purchase Price (whether at a Change of Control Purchase Date or upon acceleration) or any other amounts due on acceleration of the Notes would be subordinated to the rights of the holders of Senior Indebtedness.

     The Change of Control provisions of the Indenture as well as the restrictions in the Indenture on the ability of us and our Subsidiaries to incur additional Indebtedness, to grant Liens on our property, to make Restricted Payments and to make Asset Dispositions may make more difficult or discourage a takeover of us, whether favored or opposed by our current management. To consummate any such transaction may require in certain circumstances redemption or repurchase of the Notes, and we cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Related Persons may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our Subsidiaries by our management.

The Notes Are Subordinated To Our Senior Indebtedness.

     The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment as set forth in the Indenture to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Such subordination will not prevent the occurrence of an Event of Default, and no payment on any Guarantee shall constitute payment "on our behalf" within the meaning of the following paragraphs; provided that a payment by a Subsidiary Guarantor on a Guarantee shall constitute a payment "on our behalf" within the meaning of the following paragraphs if any guarantee by such Subsidiary of Indebtedness under the Bank Credit Agreement shall have been determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part.

     No payment may be made by us or on our behalf on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes (1) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all such Senior Indebtedness is first paid in full or (2) upon the happening of any default in payment of any principal of or interest on any Senior Indebtedness when the same becomes due and payable (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist.

     Upon the happening of a default (other than a Payment Default) with respect to any Senior Indebtedness, as such default or event of default is defined therein or in the instrument or agreement under which it is outstanding, and upon written notice thereof given to us and the Trustee by any holders of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or the representative gives its written approval, no payment shall be made by us or on our behalf on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes; but these provisions will not prevent the making of any payment for more than 179 days after the due date of the first principal or interest payment on the Notes after a Payment Notice shall have been given. Notwithstanding the foregoing, (1) not more than one Payment Notice shall be given within a period of 360 consecutive days, and (2) a Payment Notice may only be given (A) if more than $5 million of Senior Indebtedness is outstanding under the Bank Credit Agreement at the time of such notice, by the representative or (B) if $5 million or less of Senior Indebtedness is outstanding under the Bank Credit Agreement at the time of such notice, by a holder or holders (or the representative of holders) of at least $5 million principal amount of Senior Indebtedness.

     Upon any distribution of the assets of us or payment on the Notes on our behalf in the event of any Insolvency or Liquidation Proceeding with respect to us, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment on account of the principal or interest due with respect to the Notes.

     Because of these subordination provisions, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes.

     The subordination provisions described above will cease to apply to the Notes upon any legal defeasance or covenant defeasance of the Notes as described under "--Satisfaction and Discharge of Indenture; Defeasance".

     As of December 31, 1999, our total long-term debt and stockholders' equity were $676.7 million (including $259.5 million of long-term debt under the credit facilities of PAA which is without recourse to us or the Subsidiary Guarantors) and $40.6 million, respectively. In addition, our short-term debt and current maturities of long-term debt as of December 31, 1999 were $109.9 million, including $109.4 million of PAA current maturities. Pro forma for the linefill sale and the proceeds from the sale of the segment of the All American Pipeline, previously discussed, our total long-term debt and our short-term debt and current maturities of long-term debt at December 31, 1999 would be reduced to approximately $565.5 million and $0.5 million, respectively. In addition, as described below under "--The Notes Are Guaranteed By The Senior Subordinated Guarantees", at December 31, 1999, the Subsidiary Guarantors had no outstanding Guarantor Senior Indebtedness, other than $137.3 million representing guarantees of our Senior Indebtedness. We are a holding company, and the Notes will be structurally subordinated to, and the Guarantees will be subordinated to, Guarantor Senior Indebtedness. The foregoing amounts include only liabilities included on our consolidated balance sheet under GAAP; we and our subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture will contain limitations on the amount of additional Indebtedness that we and our Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of Unrestricted Subsidiaries (to which the Notes will be structurally subordinated). See "The Indenture Contains Certain Covenants -- We Are Limited In How We Incur Additional Indebtedness".
The Notes Are Guaranteed By The Senior Subordinated Guarantees.

     The Subsidiary Guarantors, which consist of all of our upstream subsidiaries, will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of our obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. In addition to the initial Subsidiary Guarantors, we will cause each Person (other than an Unrestricted Subsidiary) that shall become a Material Subsidiary after the Indenture Date to execute and deliver a supplement to the Indenture pursuant to which such Person will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the Subsidiary Guarantors. As described below under "The Indenture Contains Certain Covenants -- We Are Limited In How We Incur Additional Indebtedness", no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to Indebtedness of us or another Subsidiary unless such Subsidiary becomes a guarantor of the Notes.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness of such Subsidiary Guarantor) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to us or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "We Are Limited In How We May Enter Into A Transaction Involving A Merger, Consolidation Or Sale Of Substantially All Of Our Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than us or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (1) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (2) such transaction does not (a) violate any of the covenants described below under "-- The Indenture Contains Certain Covenants" or (b) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; but any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, other Indebtedness of us or any Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

     The Guarantees of each Subsidiary Guarantor are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor to substantially the same extent as the Notes are subordinated to Senior Indebtedness. As of December 31, 1999, the Subsidiary Guarantors had outstanding no Guarantor Senior Indebtedness, other than $137.3 million representing guarantees of our Senior Indebtedness.

The Indenture Contains Certain Covenants.

     The Indenture contains, among others, the following covenants:

  .  We Are Limited In How We Incur Additional Indebtedness.

     We will not, and will not permit any of the Subsidiaries directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); but if no Default or Event of Default with respect to the Notes shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, we and the Subsidiaries or any of us may incur Indebtedness if on the date of the incurrence, (1) both (a) our Consolidated EBITDA Coverage Ratio would have been greater than 2.5 to 1.0, and (b) our Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of Indebtedness of us and the Subsidiaries, or (2) our Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of Indebtedness of us and the Subsidiaries.

     For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included.

     Notwithstanding anything to the contrary in this covenant, no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to any Indebtedness of us or any other Subsidiary unless such Subsidiary, we and the Trustee execute and deliver a supplemental indenture evidencing that Subsidiary's Guarantee of the Notes, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary.

     For purposes of determining any particular amount of Indebtedness incurred under this covenant, any Indebtedness incurred by us or any Subsidiary that is incurred for, or related to, a Person other than another Subsidiary or us, as applicable, shall be deemed to be in an amount equal to the greater of:

     . the lesser of (1) the full amount of the Indebtedness of such other Person or (2) the fair market value of the assets and properties of us or such Subsidiary, as to which the holder or holders of such Indebtedness are expressly limiting the obligations of us or such Subsidiary, the value of which assets and properties of us or any Subsidiary, will be as determined in good faith by our Board of Directors or the Board of Directors of such Subsidiary, as applicable (which determinations shall be evidenced by a Board Resolution of the applicable Person); and

     . we or such Subsidiary have expressly contractually assumed or guaranteed the amount of the Indebtedness of such other Person.

  . The Subsidiary Guarantors Are Limited In How They Incur Senior Subordinated Indebtedness.

     We will not, directly or indirectly, issue, assume, guarantee, incur or otherwise become liable for any Indebtedness that is both subordinate or junior in right of payment to any Senior Indebtedness and senior or superior in right of payment to the Notes. The Subsidiary Guarantors will not, directly or indirectly, issue, assume, guarantee, incur or otherwise become liable for any Indebtedness that is both subordinate or junior in right of payment to any Guarantor Senior Indebtedness and senior or superior in right of payment to the Guarantees.

  .  We Are Limited In How We Make Restricted Payments.

     We will not, and will not permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment, or on a pro forma basis after giving effect thereto:

          (1) a Default or an Event of Default under the Indenture has occurred and is continuing;

          (2) the aggregate amount expended for all Restricted Payments after the Issue Date exceeds the sum of (without duplication):

               (a) 50% of our aggregate Consolidated Net Income (net of losses resulting from full costs ceiling write downs attributable to any oil and gas properties or those of any Subsidiary) (or if such Consolidated Net Income is a loss, minus 100% of that loss) earned on a cumulative basis during the period beginning on the Series A/B Issue Date and ending on the last date of our fiscal quarter immediately preceding such Restricted Payment; plus

               (b) 100% of the aggregate Net Proceeds that we receive from any Person other than a Subsidiary from the issuance and sale after the Series A/B Issue Date of Qualified Capital Stock (excluding (A) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Qualified Capital Stock and (C) any Qualified Capital Stock with regard to issuances and sales financed directly or indirectly using funds that we or any Subsidiary have borrowed, until and to the extent such funds are repaid); plus

               (c) to the extent not otherwise included in Consolidated Net Income, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or a Subsidiary after the Series A/B Issue

          Date from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Subsidiary (valued in each case as provided in the definition of Investment) other than amounts constituting Permitted Unrestricted Subsidiary Investments; and

               (d)  $15 million; or

          (3) We could not incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) as provided in the first paragraph of "--We Are Limited In How We Incur Additional Indebtedness".

     The foregoing provisions of this covenant will not prevent the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration; but provided payments made in accordance with this paragraph shall be counted for purposes of computing amounts expended pursuant to subclause (2) in the immediately preceding paragraph.

  .  We Are Limited In How We Dispose Our Assets.

     We will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

          (1) in the case of any Asset Disposition or series of related Asset Dispositions having a fair market value of more than $10 million, we receive or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, the determination of which, including the value of all non-cash consideration, must be approved in good faith by our Board of Directors and the Board of Directors of that Subsidiary, if any,

          (2) the proceeds from any Asset Disposition (other than any Asset Disposition or series of related Asset Dispositions that have a value of less than $1 million) consist of cash and cash equivalents or Permitted Industry Investments or any combination of the foregoing; provided that we or such Subsidiary may accept proceeds from that Asset Disposition in other than cash and cash equivalents or Permitted Industry Investments or any combination of the foregoing if the aggregate amount of all proceeds from all Asset Dispositions after the Series A/B Issue Date, that are other than cash and cash equivalents or Permitted Industry Investments after that Asset Disposition, does not exceed 15% of Adjusted Consolidated Net Tangible Assets at the date of that Asset Disposition,

          (3) within 365 days after the receipt of the Net Available Proceeds from such Asset Disposition, 100% of the Net Available Proceeds from such Asset Disposition are applied by us or such Subsidiary:

               (a) to the payment of Indebtedness under the Bank Credit Agreement and the payment of any other Senior Indebtedness;

               (b) at our option to the extent that such Net Available Proceeds are not applied to Senior Indebtedness, to Permitted Industry Investments made by us or a Subsidiary (or, to the extent not so applied during such 365-day period, to Permitted Industry Investments specifically identified during such 365-day period reasonably anticipated in good faith by our Board of Directors to be expended within 180 days after being specifically identified (such 180-day period, the "Project Period")); and

               (c) to the extent that any Net Available Proceeds are not applied to Senior Indebtedness or applied or to be applied to Permitted Industry Investments, to offer to purchase (the "Series A/B Net Proceeds Offer") (on a business day (the "Series A/B Net Proceeds Payment Date") not later than the later of (A) 365 days after the receipt of such Net Available Proceeds or (B) in the case of application of proceeds intended to be applied under clause (b), 35 business days after any Project Period) the Series A/B Notes at a price equal to 100% of the principal amount of the Series A/B Notes plus accrued interest to the Series A/B Net Proceeds Payment Date; and

               (d) to the extent that any Net Available Proceeds are not applied to Senior Indebtedness or applied or to be applied to Permitted Industry Investments or to a Series A/B Net Proceeds Offer, to make an offer to purchase (the "Series C/D Net Proceeds Offer") (on a business day (the "Series C/D Net Proceeds Payment Date") not later than the later of (1) 365 days following the receipt of such Net Available Proceeds or (2) in the case of application of proceeds intended to be applied under clause (b), 35 business days following any Project Period or (3) in the case of application of proceeds intended to be applied under clause (c), 90 business days following the Series A/B Net Proceeds Payment Date) the Series C/D Notes at a price equal to 100% of the principal amount of the Series C/D Notes plus accrued interest to the Series C/D Net Proceeds Payment Date; and

          (4) to the extent that any Net Available Proceeds are not applied to Senior Indebtedness or applied or to be applied to Permitted Industry Investments or to a Series A/B Net Proceeds Offer or to a Series C/D Net Proceeds Offer, to make an offer to purchase (the "Net Proceeds Offer") (on a business day (the "Net Proceeds Payment Date") not later than 90 business days following the Series C/D Net Proceeds Payment Date) the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest to the Net Proceeds Payment Date.

      Notwithstanding the foregoing, we and our Subsidiaries will not be required to apply any Net Available Proceeds in accordance with such provisions except to the extent that the Net Available Proceeds from all Asset Dispositions which are not applied in accordance with such provisions exceed $5 million.

      Notice of a Net Proceeds Offer to purchase the Notes will be made on our behalf not less than 25 business days nor more than 60 business days before the Net Proceeds Payment Date. Notes tendered to us pursuant to a Net Proceeds Offer will cease to accrue interest after the Net Proceeds Payment Date. We will not be entitled to any credit against the above obligations for the principal amount of Notes that we previously acquired. For purposes of this covenant, the term "Net Proceeds Offer Amount" means the principal of outstanding Notes in an aggregate principal amount equal to any remaining Net Available Proceeds.

      On the Net Proceeds Payment Date, we will:

      . accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount of Notes as has been tendered;

      . deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount; and

      . deliver or cause to be delivered to the Trustee, Notes so accepted together with an officers' certificate stating the Notes or portions thereof tendered to us.

      If the aggregate principal amount of Notes tendered exceeds the Net Proceeds Offer Amount, then the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes so tendered. The paying agent will promptly mail or deliver to Holders of the Notes so accepted payment in an amount equal to the purchase price, and we will execute, and the Trustee will promptly authenticate and mail or make available for delivery to such Holders, a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered to the Holder thereof. We will publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Net Proceeds Payment Date. For purposes of this covenant, the Trustee or its agent will act as the paying agent. We and our Subsidiaries may make Asset Dispositions in accordance with this covenant and receive consideration in the form of equity, partnership or other ownership interests where we might not control such resulting entity.

      Our ability to repurchase Notes in a Net Proceeds Offer is restricted by the terms of the Bank Credit Agreement and may be prohibited or otherwise limited by the terms of any then-existing borrowing arrangements and by our financial resources.

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

  .  We Are Limited In How We Incur Liens Securing Indebtedness.

     We will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective Properties securing (1) any of our Indebtedness, unless the Notes are equally and ratably secured or (2) any Indebtedness of any Subsidiary Guarantor, unless the Notes or the Guarantees are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness will have with respect to the Notes or the Guarantees, as the case may be.

  .  We Are Limited In How We Make Payment Restrictions Affecting Subsidiaries.

     We will not, and will not permit any Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind (1) on the ability of any of the Subsidiaries (a) to pay dividends or make other distributions on its Capital Stock or make payments on any Indebtedness owed to us or any other Subsidiary,
(b) to make loans or advances to us or any other Subsidiary, or (c) to transfer any of its Property to us or any other Subsidiary; or (2) on the ability of such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances, or (c) transfers of Property (any such restriction being referred to herein as a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of (A) the Bank Credit Agreement as in effect on the Series A/B Issue Date, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of us or any Subsidiary, (C) any instrument governing Indebtedness of a Person acquired by us or a Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, other than the Person, or the Property of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition, (D) with respect to clauses (1)(c) and (2)(c) above, Purchase Money Obligations for Property acquired in the ordinary course of business, (E) Indebtedness existing pursuant to a written agreement in effect on the Series A/B Issue Date, (F) Indebtedness under the Series A/B Indenture, (G) Indebtedness under the Series C/D Indenture, (H) Indebtedness under the Indenture or (I) Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clauses (A), (C), (D), (E), (F), (G) or (H) above, provided that the Payment Restrictions contained therein are not materially more restrictive than those provided for in the Indebtedness being refinanced, refunded, extended or renewed.

  .  We Are Limited In How We Enter Into Transactions With Related Persons.

     Neither we nor any of the Subsidiaries will (1) sell, lease, transfer or otherwise dispose of any of our or its Property to, (2) purchase any property from, (3) make any Investment (other than Permitted Unrestricted Subsidiary Investments and other Investments that do not breach the covenant described under the caption "--We Are Limited In How We Make Restricted Payments") in, or
(4) enter into any contract or agreement with or for the benefit of, a Related Person of us or of any Subsidiary (other than us or any such Subsidiary in which no Related Person (other than us or another Wholly Owned Subsidiary) owns, directly or indirectly, an equity interest) (a "Related Person Transaction"), other than Related Person Transactions that are on terms (which terms are in writing) no less favorable to us or a Subsidiary, as applicable, than could be obtained in a comparable arm's length transaction from an unaffiliated party; provided that, if we enter or any Subsidiary enters into a Related Person Transaction or series of Related Person Transactions involving or having an aggregate value of more than $5 million, such Related Person Transaction will have been approved by a majority of our independent directors. Notwithstanding anything to the contrary in the foregoing, the foregoing restrictions shall not apply to (1) Related Person Transactions that are approved by our Board of Directors and the Board of Directors of such Subsidiary, if applicable, as in our best interests or the best interests of that Subsidiary, which transactions together with all other Related Person Transactions in a related series involve or have an aggregate value not exceeding $1 million in each fiscal year; (2) fees and compensation paid to or agreements with our officers, directors, employees or consultants or those of any Subsidiary in each case that are reasonable, as determined by the Board of Directors or senior management thereof in good faith; and (3) Restricted Payments that are not prohibited by the "We Are Limited In How We Make Restricted Payments" covenant.

  .  We Are Limited In How We Conduct Our Business.

     We and the Subsidiaries will be operated in a manner such that our and their business activities will be the oil and gas business, including the exploration for and the development, acquisition, production, processing, marketing, storage and transportation of, Hydrocarbons and other related energy and natural resources businesses, and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operations of the foregoing businesses.

  .  We Must Deliver Certain Reports.

     We will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15 of the Exchange Act. We also must (1) file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of those reports and documents within 15 days after the date on which we file those reports and documents with the Commission or the date on which we would be required to file such reports and documents if we were so required and (2) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at our cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

  . Further Designation Of Restricted And Unrestricted Subsidiaries May Affect The Covenants.

     The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by our designation of any of our existing or future Subsidiaries as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "--Certain Definitions" describes the circumstances under which one of our Subsidiaries may be designated as an Unrestricted Subsidiary by our Board of Directors.

We Are Limited In How We May Enter Into A Transaction Involving A Merger, Consolidation Or Sale Of Substantially All Of Our Assets.

     We will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of our Property to any Person, unless: (1) we survive such merger or the Person formed by that consolidation or into which we are merged or that acquires by conveyance or transfer, or which leases, all or substantially all of our Property is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every other of our covenants and obligations under the Indenture; (2) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (3) immediately after giving effect to such transaction on a pro forma basis, our Consolidated Net Worth (or the surviving entity if we are not continuing) is equal to or greater than our Consolidated Net Worth immediately before such transaction and
(4) immediately after giving effect to such transaction on a pro forma basis, we (or the surviving entity if we are not continuing) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under the tests described in the first paragraph of "We Are Limited In How We Incur Additional Indebtedness". Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor had been named as us therein, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

What Are The Events of Default?

      The following will constitute Events of Default under the Indenture:

            (1) default in the payment of principal of, or premium, if any, on, the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including our failure to repurchase the Notes required to be repurchased upon a Change of Control and corresponding Rating Decline or a Net Proceeds Offer and our failure to make any optional redemption payment;

            (2) default in the payment of any installment of interest on the Notes when due (including any interest payable in connection with optional redemption payment) and continuance of such default for 30 days;

            (3) default on any other Indebtedness of us, any Subsidiary Guarantor or any other Subsidiary if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Indebtedness when due in excess of $5 million and continuance of such default beyond any applicable cure, forbearance or notice period, or (b) as a result of such default, the maturity of such Indebtedness has been accelerated before its scheduled maturity, without such default and acceleration having been rescinded or annulled within a period of 10 days, and the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default, or the maturity of which has been so accelerated, aggregates $5 million or more;

            (4) default in the performance, or breach, of any other covenant of us or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% in principal amount of the outstanding Notes;

            (5) the entry by a court of one or more judgments or orders against us, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $10 million and which are not covered by insurance written by third parties that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

            (6) certain events of bankruptcy, insolvency or reorganization in respect of us or any Material Subsidiary; or

            (7) a Guarantee by a Subsidiary Guarantor that is a Material Subsidiary shall cease to be in full force and effect (other than a release of a Guarantee by designation of a Subsidiary Guarantor as an Unrestricted Subsidiary) or any Subsidiary Guarantor shall deny or disaffirm its obligations with respect thereto.

      If any Event of Default (other than an Event of Default specified in clause (6) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the unpaid principal of, and accrued and unpaid interest on, all the Notes, then outstanding to be due and payable, by a notice in writing to us (and to the Trustee, if given by Holders) and upon any such declaration such principal amount, premium, if any, and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (6) above occurs, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding will become due and payable, without any declaration or other act on the part of the Trustee or any Holder.

      The Holders of a majority in principal amount of the outstanding Notes, by written notice to us, the Subsidiary Guarantors and the Trustee, may rescind and annul a declaration of acceleration and its consequences if (1) we have or any Subsidiary Guarantor has paid or deposited with such Trustee a sum sufficient to pay (a) all overdue installments of interest on all the Notes, (b) the principal of, and premium, if any, on, any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, (c) to the extent that payment of such interest is lawful, interest on the defaulted interest at the rate or rates prescribed therefor in the Notes, and (d) all money paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; (2) all Events of Default, other than the non-payment of the principal of any Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture; and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission will affect any later Event of Default or impair any right consequent thereon.

      No Holder of any of the Notes will have any right to institute any proceeding, judicial or otherwise, or for the appointment of a receiver or trustee or pursue any remedy under the Indenture, unless (1) such Holder has previously given notice to the Trustee of a continuing Event of Default, (2) the Holders of not less than 25% in principal amount of the outstanding Notes have made written request to such Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, (3) such Holder or Holders have offered to such Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (4) such Trustee for 30 days after it receives such notice, request and offer of indemnity has failed to institute any such proceeding, and (5) no direction inconsistent with such written request has been given to such Trustee during such 30-day period by the Holders of a majority in principal amount of the outstanding Notes.

      The Holder of any Note will have the absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on such Note on the stated maturity therefor and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

      The Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on such Trustee, provided that (1) such direction is not in conflict with any rule of law or with the Indenture and (2) the Trustee may take any other action deemed proper by such Trustee that is not inconsistent with such direction.

How Can We Obtain Modifications And Waivers?

      The Indenture may be amended or rights thereunder may be waived with the consent of us, the Subsidiary Guarantors, and the Holders of at least a majority of the principal amount of Notes then outstanding, provided that, without the consent of each Holder of Notes affected thereby, no such modification or waiver will be made with regard to: (1) a default in the payment of principal, premium (if any) or interest on the Notes; (2) a reduction of the interest rate on or principal amount of the Notes, an extension of the maturity schedule of the Notes, or a modification of the redemption or repurchase provisions of the Notes; (3) a change that adversely affects subordination rights; (4) a change in the currency in which the Notes are payable; or (5) a change in the percentage of Holders of the principal amount of Notes that this provision requires.

Satisfaction And Discharge Of Indenture; Defeasance.

      We may at any time terminate our Obligations under the Notes and the Indenture, and the Subsidiary Guarantors may, at such times, terminate their corresponding obligations under the Subsidiary Guarantees and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, and interest on, the Notes to redemption or maturity, subject to the satisfaction of certain conditions.

      Subject to the conditions described below, at our option, either (1) we and the Subsidiary Guarantors will be deemed to have been discharged from our and their obligations with respect to the Notes and Subsidiary Guarantees and the provisions of the Indenture on the 91st day after the applicable conditions set forth below have been satisfied or (2) we and the Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under "--The Indenture Contains Certain Covenants", at any time after the applicable conditions set forth below have been satisfied:

      . we have or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders

            (a) money or (b) United States government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (c) a combination of (a) and (b), in an amount sufficient, in the opinion (with respect to (b) and (c)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or before the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes on the dates such installments are due;

      . no Default or Event of Default has occurred or is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are or a Subsidiary Guarantor is or any Subsidiary is a party or by which any of us or them is bound, as evidenced to the Trustee in an officers' certificate delivered to the Trustee concurrently with such deposit;

      . we have delivered to the Trustee an opinion of counsel (which counsel may be one of our employees) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the Notes being discharged pursuant to clause (1) above, accompanied by a ruling to the effect received from or published by the Internal Revenue Service (it being understood that (a) such opinion will also state, if applicable, that such ruling is consistent with the conclusions reached in such opinion and (b) the Trustee will be under no obligation to investigate the basis of correctness of such ruling);

      . we have delivered to the Trustee an opinion of counsel (which counsel may be one of our employees) to the effect that our exercise of our option described above will not result in any of us, the Trustee or the trust created by our deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;

      . we have or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and

      . we have delivered to the Trustee an officers' certificate and an opinion of counsel (which counsel may be one of our employees), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

      We or any Subsidiary Guarantor may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture and we have delivered to the Trustee and any relevant paying agent an officer's certificate to that effect.

Registration Rights Agreement; Penalty Interest.

      If

      (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or

      (2)   any holder of a Note notifies us on or before the Exchange Date that
            (a) due to a change in law or policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Registration Statement is not appropriate or available for those resales by that holder or (c) it is a broker-dealer that owns Notes (including the Initial Purchaser that holds Notes as part of an unsold allotment from the original offering of the Notes) acquired directly from an Issuer or an Affiliate of an Issuer or

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

      (3) any holder of Private Exchange Notes so requests within 120 days after the consummation of the Private Exchange (each such event referred to in clauses (1) through (3), a "Shelf Filing Event")

then we shall cause to be filed with the Commission pursuant to Rule 415 a shelf registration statement (the "Shelf Registration Statement") on or before 30 days after that Shelf Filing Event occurs, relating to all Transfer Restricted Securities (the "Shelf Registration") the holders of which have provided the information required by the Registration Rights Agreement, and shall use their best efforts to have the Shelf Registration Statement declared effective by the Commission on or before 90 days after that Shelf Filing Event occurs. We have agreed that if we have not consummated the exchange offer by March 20, 2000, then we will cause the Shelf Registration Statement to be filed with the Commission. We have not filed the Shelf Registration Statement because none of the conditions in clauses (1) through (3) above have occurred, and we believe that an exchange of the Outstanding Notes for the Exchange Notes is more advantageous to the holders of the Outstanding Notes than a Shelf Registration Statement. If we were to file a Shelf Registration Statement, we must use our best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, until (A) September 22, 2002 (subject to extension under certain circumstances) or (B) if sooner, the date immediately following the date that all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold pursuant thereto (the "Effectiveness Period"); but provided that the Effectiveness Period must be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act in the Registration Rights Agreement.

      No holder of Transfer Restricted Securities may include any of its Transfer Restricted Securities in any Shelf Registration Statement pursuant to this Agreement unless and until that holder furnishes to us in writing, within 30 days after receipt of a request therefor, such information as we may reasonably request for use in connection with any Shelf Registration Statement or prospectus or preliminary prospectus included therein. No holder of Transfer Restricted Securities shall be entitled to Additional Interest (as defined) unless and until that holder has provided all such reasonably requested information. Each holder of Transfer Restricted Securities as to which any Shelf Registration Statement is being effected agrees to furnish promptly to us all information required to be disclosed to make the information previously furnished to us by such holder not materially misleading.

      If

      (1) the applicable Registration Statement is not filed with the Commission on or before the date specified for such filing,

      (2) the applicable Registration Statement has not been declared effective by the Commission on or before the date specified for such effectiveness after such obligation arises,

      (3) if the exchange offer is required to be consummated under the Registration Rights Agreement, we have not exchanged Exchange Notes for all Notes validly tendered and not validly withdrawn in accordance with the terms of the exchange offer by the Consummation Date, or

      (4) the applicable Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded immediately by any additional Registration Statement covering the Notes, the Exchange Notes or the Private Exchange Notes, as the case may be, which has been filed and declared effective (each such event referred to in clauses (1) through (4), a "Registration Default"), then the interest rate on Transfer Restricted Securities will increase ("Additional Interest"), with respect to the first 90-day period immediately after that Registration Default occurs, by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 2% per annum with respect to all Registration Defaults. After the cure of a Registration Default, the accrual of Additional Interest with respect to such Registration Default will cease and upon the cure of all Registration Defaults the interest rate will revert to the original rate.

      We must notify the Trustee and paying agent under the Indenture immediately when each and every Registration Default occurs. We must pay the Additional Interest due on the Transfer Restricted Securities by depositing with the paying agent (which cannot be us for these purposes) for the Transfer Restricted Securities, in trust, for the benefit of the holders thereof, before 11:00 A.M. on the next interest payment date specified by the Indenture (or such other indenture), sums sufficient to pay the Additional Interest then due. The Additional Interest due shall be payable on each interest payment date specified by the Indenture (or such other indenture) to the record holder entitled to receive the interest payment to be made on such date. Each obligation to pay Additional Interest shall be deemed to accrue from and including the date of the applicable Registration Default.

What Is The Governing Law?

      The Indenture provides that it is governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Who Is The Trustee?

      Chase Bank of Texas, National Association ("Chase") is the Trustee under the Indenture and we have appointed Chase as initial Registrar and paying agent with respect to the Notes. Chase is also the Trustee under the Series A/B Indenture and the Series C/D Indenture.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth (or incorporated by reference) in the Indenture and no others. During the existence of an Event of Default, the Trustee will exercise such rights and powers that the Indenture vests in it, and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs.

      The Indenture contains certain limitations on the rights of the Trustee, if it becomes one of our creditors, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claims as security or otherwise.

Book Entry; Delivery And Form.

      Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Exchange Note"). The Global Exchange Note will be deposited on the Exchange Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

    The Global Exchange Note.

      We expect that pursuant to procedures established by DTC (1) when we issue the Global Exchange Note, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Exchange Note to the respective accounts of exchanging Holders who have accounts with DTC and (2) ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who invest through participants. Qualified Institutional Buyers will hold their interests in the Global Exchange Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC or its nominee is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture. No beneficial owners of an interest in any Global Exchange Note can transfer that interest except in accordance with DTC's procedures in addition to those provided for under the Indenture.

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

      Payment on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We, the Trustee or any of our paying agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, when it receives any payment of principal, premium, if any, or interest in respect of the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. If a Holder requires physical delivery of Exchange Notes in registered certificated form ("Certificated Securities") for any reason, including to sell Exchange Notes to persons in states that require physical delivery of the Certificated Securities, or to pledge those Certificated Securities, that Holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

      DTC has advised us that it will take any action permitted to be taken by a holder of Outstanding Notes (including the presentation of Outstanding Notes for exchange pursuant to the exchange offer) only at the direction of one or more participants to whose account the interests in the Outstanding Global Note are credited and only in respect of such portion of the aggregate principal amount of Outstanding Notes as to which such participant or participants have given such direction. But if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Securities, which it will distribute to its participants.

      DTC has informed us that it:

      . is a limited purpose trust company organized under laws of the State of New York;

      .   a member of the Federal Reserve System;

      . a "clearing corporation" within the meaning of the Uniform Commercial Code;

      . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act; and

      . was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

      DTC's participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. We, the Initial Purchasers or the Trustee will not have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     When Will We Issue Certificated Securities?

      If DTC at any time will not or cannot continue as a depositary for the Global Exchange Note and we do not appoint a successor depositary within 90 days, or at our election at any time, we will issue Certificated Securities in exchange for the Global Exchange Note.

Certain Definitions.

      "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (1) the sum of (a) discounted future net cash flows from our proved oil and gas reserves and those of our consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by independent petroleum engineers as of a date no earlier than the date of our latest annual consolidated financial statements (or, in the case that the date of determination is after the end of the first fiscal quarter of our fiscal year, as estimated by our engineers as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by independent petroleum engineers in accordance with Commission guidelines in the event of a Material Change if the amount of Adjusted Consolidated Net Tangible Assets is required to be computed under the Indenture), (b) the Net Working Capital on a date no earlier than the date of our latest consolidated annual or quarterly financial statements, and (c) with respect to each other tangible asset of us or our consolidated Subsidiaries, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of our latest consolidated annual or quarterly financial statements, and (ii) the appraised value, as estimated by a qualified independent appraiser, of such other tangible asset, as of a date no earlier than the date that is three years before the date of determination (or such later date on which we shall have a reasonable basis to believe that there has occurred a material decrease in value since the determination of such appraised value), minus (2) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any of our gas balancing liabilities and those of our consolidated Subsidiaries. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Subsidiary, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or before the Assets Transaction Date. For purposes of calculating the ratio of our Adjusted Consolidated Net Tangible Assets to Indebtedness of us and our Subsidiaries, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to us or any other Subsidiary or any of our or their assets) shall be included only to the extent of our pro rata ownership interest in such Subsidiary.

      "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (1) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and
(2) the present fair saleable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset" means each of the assets that are owned by us or a Subsidiary on the Issue Date or that are acquired by us or a Subsidiary after the Issue Date.

      "Asset Disposition" means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), or of property or assets (including any interests therein) (each referred to for purposes of this definition as a "disposition") by us or any of our Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (1) by us to a Subsidiary or by a Subsidiary to us or a Subsidiary (in the case of a transfer to a Subsidiary that is not a Wholly Owned Subsidiary, dispositions shall be excluded pursuant to clause (1) only to the extent of our interest in such Subsidiary after giving effect to such transfer), (2) any Investment in an Unrestricted Subsidiary not prohibited under the provisions described in the "We Are Limited In How We Make Restricted Payments" covenant, (3) a disposition of Hydrocarbons or other mineral products in the ordinary course of business, and (4) the disposition of all or substantially all of our assets in compliance with the "We Are Limited In How We May Enter Into A Transaction Involving Merger, Consolidation or Sale of Substantially All Assets" covenant).

      "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of
(a) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of such principal payment by (2) the sum of all such principal payments.

      "Bank Credit Agreement" means the Fourth Amended and Restated Credit Agreement, dated May 22, 1998, among us, First Union National Bank, Fleet National Bank, Bank of America, N.A., Wells Fargo Bank (Texas), National Association, Chase Bank of Texas, National Association, Comerica Bank-Texas, MeesPierson Capital Corp., Bank of Scotland, U.S. Bank National Association, Hibernia National Bank, General Electric Capital Corporation, and First Union National Bank, as agent, as amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced from time to time in whole or in part in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced) from time to time.

      "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person duly authorized to act on behalf of the board of directors of such Person.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including each class of common stock and preferred stock of such Person.

      "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any lease of Property, which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

      "Change of Control" means (1) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of our then-outstanding Voting Stock, (2) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office, or (3) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the Assets to any Person or Group of Persons.

      "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any of our business activities or the business activities of the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

      "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (1) all income taxes of such Person and its subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), (2) all interest expense of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and the interest portion of deferred payment obligations), (3) depreciation and depletion of such Person and its subsidiaries, (4) amortization of such Person and its subsidiaries including, without limitation, amortization of capitalized debt issuance costs and (v) any other non-cash charges to the extent deducted from Consolidated Net Income.

      "Consolidated EBITDA Coverage Ratio" means, with respect to any Person, the ratio of (1) Consolidated EBITDA of such Person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately before the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges which such Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately after such fiscal quarter (the "Forward Period") on the aggregate amount of Indebtedness outstanding on the Transaction Date, including any Indebtedness proposed to be incurred on such date and excluding any Indebtedness repaid with the proceeds of such Indebtedness (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the Transaction Date occurred). In addition to, but without duplication of, the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to
(1) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other Person that, as a result of such Investment, becomes a subsidiary of such Person, (2) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, including but not limited to Permitted Industry Investments, as if such acquisition had occurred on the first day of the Reference Period, (3) any sales or other dispositions of assets (other than sales of Hydrocarbons and other mineral products in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period and (4) interest income that we reasonably anticipate to receive during the Pro Forma Period from Investments in Permitted Obligations, which Investments exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio. For purposes of this definition, "Fixed Charges" must be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and before the Transaction Date. For purposes of calculating our Consolidated EBITDA Coverage Ratio, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to us or any other Subsidiary or any of their assets) shall be included only to the extent of our pro rata ownership interest in such Subsidiary.

      "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (1) the net income of (a) any Unrestricted Subsidiary and (b) any other Person in which such Person or any subsidiary thereof has an interest (which interest, in the case of those Persons referred to in clause (b), does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP) will be included only to the extent of the amount of dividends or distributions actually paid to such Person or its subsidiaries by such other Person in such period; (2) the net income of any subsidiary of such Person that is subject to any Payment Restriction will be excluded to the extent of such Payment Restriction; and (3) (a) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period before the date of such acquisition, (b) any net gain (but not loss) on the sale or other disposition by such Person or any of its subsidiaries of assets and of the Capital Stock of any subsidiary of such Person, and (c) items that are extraordinary, will each be excluded; provided, in no event shall the computation of our Consolidated Net Income include or take into effect the premium or write-off of debt issuance costs, if any, that we optionally pay to redeem or otherwise prepay the 12% Notes issued pursuant to the Prior Indenture or the Series A-D Notes.

      "Consolidated Net Worth" as of any date means with respect to any Person the amount by which the assets of such Person and its subsidiaries on a consolidated basis exceed (1) the total liabilities of such Person and its subsidiaries on a consolidated basis, plus (2) Disqualified Capital Stock of such Person or Disqualified Capital Stock of any subsidiary of such Person issued to any Person other than such Person or another wholly owned Subsidiary of such Person, in each case determined in accordance with GAAP.

      "Contango Market Transaction" means a transaction in which we or any Subsidiary either (1) establish or establishes a position using New York Mercantile Exchange Crude Oil Futures contracts to purchase Hydrocarbons for future delivery to us or it, or (2) purchase or purchases or commit or commits to purchase Hydrocarbons for future delivery to us or it, and contemporaneous with such purchase transaction either (y) establishes one or more positions using New York Mercantile Exchange Crude Oil Futures contracts to resell at a date after such delivery date, or (z) enters into a contract with that Person or another Person to resell at a date after such delivery date, a similar aggregate quantity and quality of Hydrocarbons as so purchased by us or such Subsidiary, as applicable, and at an aggregate price greater than the Indebtedness incurred for the Hydrocarbons so purchased by us or such Subsidiary.

      "Continuing Directors" means any member of our Board of Directors on the Series A/B Issue Date, any director elected since the date thereof in any annual meeting of the stockholders upon the recommendation of our Board of Directors and any other member of our Board of Directors who will be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of our Board of Directors.

      "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in currency values.

      "Default" means any event that is, or after notice or passage of time would be, an Event of Default.

      "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, upon the happening of an event or the passage of time would have, a redemption or similar payment due, in each such case on or before the Maturity Date.

      "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (1) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period) and (2) dividend requirements on Disqualified Capital Stock of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) (non-cash dividends being valued as determined in good faith by the Board of Directors of such Person, as evidenced by a Board Resolution)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation.

      For purposes of the definition of Fixed Charges, (1) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; (2) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause
(3); (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as we may designate, (provided that, for the period following the date on which the rate actually chosen ceases to be in effect, we may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated); and (4) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations under Interest Rate Agreements attributable to such period.

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

      "GAAP" means generally accepted accounting principles as in effect in the United States of America as of any date of determination.

      "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by the Subsidiary Guarantor (and all renewals, extensions, increases or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post-Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness does not include
(1) any Indebtedness of the Subsidiary Guarantor to us or any Subsidiary or any Unrestricted Subsidiary, and (2) any amounts payable or other liabilities to trade creditors.

      "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

      "Indebtedness" means, with respect to any Person, without duplication, any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the deferred and unpaid balance of the purchase price of any property or interest therein (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 150 days, according to the original terms of sale, unless such account payable is being contested in good faith or has been extended), (iv) for the payment of a Capitalized Lease Obligation of such Person, (v) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction, (vi) with respect to Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (A) the lesser of (1) the full amount of such obligations, and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (B) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability),
(vii) with respect to production payments in connection with oil and gas properties of such Person, other than any Permitted Production Payment Obligations, (viii) to the extent not otherwise included, under Currency Agreements and Interest Rate Agreements entered into other than in the ordinary course of such Person's business, (ix) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Capital Stock, and, in the case of a subsidiary of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of preferred stock of such subsidiary, and (x) in respect of all Indebtedness of others which such Person has guaranteed, endorsed with recourse (otherwise than for collection, deposit or other similar transactions in the ordinary course of business), agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or for which such Person has otherwise become liable; provided, however, Indebtedness arising pursuant to clause (iii)(A) of this definition as a result of such account payable becoming overdue by more than 150 days shall only be deemed to be incurred at a time when Indebtedness, other than such Indebtedness, is incurred.

      "Insolvency or Liquidation Proceeding" means, with respect to any Person,
(1) an insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization proceeding or other similar case or proceeding, relative to such Person or to its creditors, as such, or its assets, (2) any liquidation, dissolution, or reorganization proceeding of such Person, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (3) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

      "Interest Rate Agreement" means the obligations of any Person pursuant to any interest swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

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      "Investment" means, in respect of any Person, any investment in another
Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person and any guaranty of Indebtedness of any other Person. For purposes of the "We Are Limited In How We Make Restricted Payments" covenant and the definition of Permitted Unrestricted Subsidiary Investments, (1) an "Investment" in an Unrestricted Subsidiary shall be deemed to include and be valued at the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary, and (2) any Investment in an Unrestricted Subsidiary shall be valued at fair market value at the time of such Investment (except however, when such Investment consists of a loan or advance by a Person to another Person that is of an intercompany or similar nature between such Persons and arises pursuant to an agreement or understanding in the ordinary course of business relating to tax sharing, administrative or other similar arrangements, then such Investment shall be valued at fair market value at the time that the investing Person shall have paid monies or transferred other consideration to another Person for the benefit of the Person in whom the agreement to make such loan or advance was made), in each case as determined by our Board of Directors and the Board of Directors of such Subsidiary, as applicable, in good faith.

      "Issue Date" means the date of first issuance of the Outstanding Notes under the Indenture.

      "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

      "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from our proved oil and gas reserves and the proved oil and gas reserves of the consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (2) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters, and (3) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "We Are Limited In How We Dispose Our Assets".

      "Material Subsidiary" means any Subsidiary that, as of the relevant date of determination, would be a "significant subsidiary" as defined in Reg. ss.
230.405 promulgated pursuant to the Securities Act as in effect on the Series A/B Issue Date, assuming that we are the "registrant" referred to in such definition, except that the 10% amounts referred to in such definition shall be deemed to be 5%.

      "Moody's" means Moody's Investors Service, Inc. and its successors.

      "Net Available Proceeds" means, with respect to any Asset Disposition of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Disposition, and in each case net of all Indebtedness which is secured by such Assets, in accordance with the terms of any Lien upon or with respect to such Assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition and which is actually so repaid.

      "Net Proceeds" means (1) in the case of any sale by us of Qualified Capital Stock, the aggregate net cash proceeds that we receive, after payment of expenses, commissions and the like incurred in connection therewith, and (2) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Indebtedness of us for or into

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shares of Qualified Capital Stock of us, the net book value of such outstanding securities or Indebtedness as adjusted on our books on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness or securities to us upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness or securities, and all other expenses that we incur).

      "Net Working Capital" means (1) all our current assets and the current assets of our consolidated Subsidiaries, minus (2) all of our current liabilities and the current liabilities of our consolidated Subsidiaries, except current liabilities included in Indebtedness.

      "Non-Recourse Indebtedness" means Indebtedness that, under the terms thereof or pursuant to applicable law, neither we nor any Subsidiary (other than a Subsidiary being designated as an Unrestricted Subsidiary) is directly or indirectly liable for and there is no recourse against any of our assets or properties or the assets or properties of such Subsidiary.

      "Obligations" mean the due and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all of our other monetary obligations under the Indenture and the Notes and the due and punctual performance of all of our other obligations under the Indenture and the Notes.

      "Oil and Gas Properties" means all Properties, including equity or other ownership interests therein, owned by such Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Series A/B Issue Date.

      "Permitted Acquisition Indebtedness" means Indebtedness of us or any Subsidiary to the extent such Indebtedness is incurred to finance the acquisition of Oil and Gas Properties (and development costs related thereto) and does not exceed the principal amount of $50 million with respect to any such acquisition transaction or series of related acquisition transactions, if on the date of the incurrence (1) (a) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 200% of the Indebtedness incurred, and (b) our Adjusted Consolidated Net Tangible Assets (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of us and our Subsidiaries, or (2) (a) the Property Net Revenue Coverage Ratio would have been equal to or greater than 2.5 to 1.0, (b) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 150% of the Indebtedness incurred, and (c) our Adjusted Consolidated Net Tangible Assets (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of us and our Subsidiaries.

      "Permitted Contango Market Transaction Obligations" means Indebtedness of us or any Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of us or any Subsidiary by us or any other Subsidiary, as applicable, related to a Contango Market Transaction, provided that, (1) if we have or such Subsidiary has entered into such a contract to resell at a subsequent date, as distinguished from establishing a position using New York Mercantile Exchange Crude Oil Future contracts to resell at a subsequent date, (a) the Person with which we have or such Subsidiary has such contract to sell has an investment grade credit rating by S&P or Moody's, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating by S&P or Moody's, or (b) such Person posts a letter of credit in favor of us or such Subsidiary with respect to such contract and (2) for the period commencing on the date we are or such Subsidiary is obligated to take delivery of such Hydrocarbons so purchased by it and until and including the date on which delivery to the purchaser is fulfilled, we have or such Subsidiary has the right and ability to store such quantity and quality of Hydrocarbons in storage facilities owned, leased, operated or otherwise controlled by us or any Subsidiary.

      "Permitted Indebtedness" means (1) Indebtedness under the Outstanding Notes and any Exchange Note issued in exchange for Outstanding Notes of equal principal amount; (2) Indebtedness outstanding in an aggregate principal amount at any one time outstanding not to exceed $100 million under the Bank Credit Agreement, plus all interest and fees under such agreements and any guarantee of any such Indebtedness; (3) the Guarantees of the Notes and the Series A-D Notes (and any assumption of the obligations guaranteed thereby); (4) Permitted Refinancing Indebtedness;

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(5) Indebtedness of us to any Wholly Owned Subsidiary, and any Indebtedness of
any Wholly Owned Subsidiary to us or to any Wholly Owned Subsidiary of us; provided, that in each case, such Indebtedness has not been incurred in contemplation of any subsequent issuance or transfer of any Capital Stock or any other event which would result in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to us or a Wholly Owned Subsidiary), and if incurred in contemplation of any of the foregoing events, then such Indebtedness shall be deemed to be incurred and shall be treated as an incurrence of Indebtedness for purposes of the "We Are Limited In How We Incur Additional Indebtedness" covenant at the time the Wholly Owned Subsidiary in question ceased to be a Wholly Owned Subsidiary; (6) Permitted Marketing Obligations and Permitted Contango Market Transaction Obligations; (7) Permitted Acquisition Indebtedness;
(8) Permitted Operating Obligations; (9) other Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of $15 million or 2.5% of our Adjusted Consolidated Net Tangible Assets; and (10) Indebtedness outstanding on the Series A/B Issue Date. Permitted Refinancing Indebtedness that constitutes a refinancing of amounts referred to in clauses (2) and (9) shall be deemed to be incurred pursuant to and subject to the limitations in clauses (2) and (9), respectively. We may elect at any time that amounts of Indebtedness incurred under clauses (2) or (9) be deemed to be incurred pursuant to the first paragraph of the "We Are Limited In How We Incur Additional Indebtedness" covenant (if then permitted to be so incurred), in which event such amounts so incurred shall be deemed not to be incurred under clause (2) or
(9); but provided that any such Indebtedness deemed not to be incurred under clause (2) shall still be treated as Indebtedness under and governed by the Bank Credit Agreement for purposes of all other provisions of the Indenture.

      "Permitted Industry Investments" means (1) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein; (2)(a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, or (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by our Board of Directors; (3) Investments by us or any Subsidiary in any Subsidiary (or in any Person that becomes a Subsidiary as a result of such Investment) that are not subject to any Payment Restriction; (4) Investments in us or another Subsidiary that are not subject to any Payment Restriction by any Subsidiary; and (5) Investments of operating funds on behalf of co-owners of Oil and Gas Properties of us or the Subsidiaries pursuant to joint operating agreements.

      "Permitted Investments" means Permitted Obligations and Permitted Industry Investments (in each case, other than Investments in Unrestricted Subsidiaries).

      "Permitted Liens" means (1) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for such adequate reserves have been established to the extent required by GAAP, (2) landlord's, carriers, warehouseman's, storage, mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business, (3) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Company Properties or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the Company Properties subject thereto or interfere with the ordinary conduct of our business or the business of the Subsidiaries, (4) Liens on, or related to, Properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, transportation, marketing or storage, or operation thereof, (5) Liens on pipeline or pipeline facilities, Hydrocarbons or Company Properties that arise out of operation of law, (6) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (7) (a) Liens upon any Property of any Person existing at the time that we acquired that Property, (b) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with us or any Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to us or any Subsidiary, or (c) Liens upon any Property of a Person existing at the time such Person becomes a Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any Property of us or any Subsidiary other than the Property being acquired and improvements thereon, (8) Liens existing on the Series A/B Issue Date, (9) Liens

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on deposits made in the ordinary course of business, including, without limitation, pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business,
(10) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of us or any Subsidiary on deposit with or in possession of such bank, (11) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Company Properties, (12) Liens upon any Property which were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of ours or any Subsidiary other than the Property so acquired and improvements thereon, (13) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness, whether in whole or part thereof, (14) with respect to any Company Properties, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operating, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that we determine or any Subsidiary determines in good faith to be necessary for the economic development of such Property, and (15) Liens upon any Property securing obligations under hedging agreements, swap agreements or other similar agreements entered into for the purpose of protecting against fluctuations in oil or natural gas prices.

      "Permitted Marketing Obligations" means, other than Permitted Operating Obligations or Indebtedness relating to Contango Market Transactions, Indebtedness of us or any Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of us or any Subsidiary by any other Subsidiary or us, as applicable, related to the purchase by us or any Subsidiary of Hydrocarbons for which we have or such Subsidiary has contracts to sell; provided, that if such Indebtedness or obligations are guaranteed by us or any Subsidiary, then either (1) the Person with which we have or such Subsidiary has contracts to sell has an investment grade credit rating from S&P or Moody's, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating from S&P or Moody's, or (2) such Person posts, or has posted for it, a letter of credit in favor of us and such Subsidiary with respect to all of such Person's obligations to us or such Subsidiary under such contracts.

      "Permitted Obligations" means (1) the following kinds of instruments if, in the case of instruments referred to in clauses (a)-(d) below, on the date of purchase or other acquisition of any such instrument by us or any Subsidiary, the remaining term to maturity is not more than one year: (a) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;
(b) repurchase obligations for instruments of the type described in clause (a) for which delivery of the instrument is made against payment; (c) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided that such depository institution or trust company has, at the time of our or such Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements), in excess of $100,000,000; and (d) commercial paper issued by any Person, if such commercial paper has, at the time of our or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 by S&P and P-1 by Moody's; and (2) money market mutual or similar funds having assets in excess of $100,000,000.

      "Permitted Operating Obligations" means Indebtedness of us or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, us or any Subsidiary in the ordinary course of business (excluding obligations related to the purchase by us or any Subsidiary of Hydrocarbons for which we have or such Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

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

      "Permitted Production Payment Obligations" means obligations with respect to production payments entered into in the ordinary course of our or any Subsidiary's business, which obligations are non-recourse to us and our Subsidiaries other than to Hydrocarbon production from the properties subject to such obligations.

      "Permitted Refinancing Indebtedness" means (1) Senior Indebtedness of us or any Subsidiary, the net proceeds of which are used solely to renew, extend, refinance, refund or repurchase the Notes, including the amount of reasonable fees and expenses and premium, if any, incurred by us or such Subsidiary in connection therewith; or (2) Indebtedness of us or any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer as required by the terms of the Notes) outstanding Indebtedness of us or any Subsidiary, provided that (1) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes or the Subsidiary Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees and expenses and premium, if any, incurred by us or such Subsidiary in connection therewith.

      "Permitted Unrestricted Subsidiary Investments" means Investments in Unrestricted Subsidiaries in a cumulative aggregate amount (in cash or the fair market value of property other than cash, as determined in good faith by our Board of Directors) not to exceed the sum of (1) $25 million and (2) cash or cash equivalent distributions made from any Unrestricted Subsidiary and received, after the Series A/B Issue Date, as such by us, provided that any amount included in this clause (2) shall be deducted from any amounts referred to in clause (2)(c) of the "We Are Limited In How We Make Restricted Payments" covenant. Notwithstanding the foregoing, Permitted Unrestricted Subsidiary Investments shall also include any Investments in Unrestricted Subsidiaries to the extent such Investment consists of (1) our Qualified Capital Stock or (2) amounts referred to in clause (2)(b) of the "We Are Limited In How We Make Restricted Payments" covenant, which Investments shall be excluded from the sum in the previous sentence, provided that the amount of any Investments pursuant to clause (2) shall be deducted from amounts referred to in clause (2)(c) of the "We Are Limited In How We Make Restricted Payments" covenant.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

      "Post-Commencement Amounts" means all interest and fees accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding in accordance with and at the contract rate (including, without limitation, any non-usurious rate applicable upon default) and all premiums, expenses (including costs of collection), indemnities and other amounts that would have accrued or been incurred after the commencement of any Insolvency or Liquidation Proceeding in any case as specified in any agreement or instrument creating, evidencing, or governing any Senior Indebtedness or any Guarantor Senior Indebtedness, as the case may be, whether or not, pursuant to applicable law or otherwise, the claim for such interest, fees, premiums, expenses, indemnities or other amounts is allowed and non-avoidable as a claim in such Insolvency or Liquidation Proceeding.

      "Prior Indenture" means the Indenture dated as of October 1, 1992, among us, the "Subsidiary Guarantors" (as therein defined) and Texas Commerce Bank National Association, successor to Ameritrust Texas National Association, as trustee, and providing for the issue of our 12% Senior Subordinated Notes due 1999 in the aggregate principal amount of $100 million.

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

      "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act, as amended.

      "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

      "Property Net Revenue Coverage Ratio" means, with respect to Property to be acquired by us or any Subsidiary, the ratio of (1) the amount equal to (a) the revenues attributable to the sale of Hydrocarbons from such Property for the most recent four full fiscal quarters for which financial information is available immediately before the acquisition date, (the "Pro Forma Period") minus (b) the production and general and administrative expenses attributable to such Property during the Pro Forma Period (the "Property Net Revenue") to (2) the aggregate Fixed Charges we or any Subsidiary will accrue during the fiscal quarter in which the acquisition date occurs and the three fiscal quarters immediately after such fiscal quarter as a result of Indebtedness incurred for the purpose of making such acquisition (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the acquisition date occurs). For purposes of this definition, Property Net Revenue shall be calculated, after giving effect on a pro forma basis for the Pro Forma Period, to (1) any adjustments in revenues from the sale of Hydrocarbons as a result of fixed price or other contract arrangements entered into as of the acquisition date and (2) any adjustments in production and general and administrative expenses which are fixed or determinable as of the acquisition date.

      "Public Equity Offering" means an underwritten public offer and sale of our common stock (that is Qualified Capital Stock) pursuant to a registration statement that the Commission has declared effective pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under one of our employee benefit plans).

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Rating Agency" means S&P and Moody's or, if S&P or Moody's shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Act) or shall have ceased to make publicly available a rating on any outstanding securities of any company engaged primarily in the oil and gas business, such other organization or organizations, as the case may be, then making publicly available a rating on the Notes that we select.

      "Rating Date" means, in respect of each Change of Control, the date that is immediately before the date of the first public announcement of an event or series of events that results in a Change of Control.

      "Rating Decline" means the occurrence on any date following the Rating Date and before a date that is 90 days after the occurrence of a corresponding Change of Control (which period shall be deemed to be extended so long as before the end of such 90-day period and continuing thereafter the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) of either of the following: (1) the rating of the Notes by either Rating Agency within such period shall be at least one gradation below the rating of the Notes by such Rating Agency on the Rating Date, or (2) either Rating Agency shall withdraw its ratings of the Notes. A gradation shall include changes within rating categories (e.g., with respect to S&P a decline in a rating from BB+ to BB, or from B to B-, will constitute a decrease of one gradation).

      "Related Person" means (1) one of our Affiliates, (2) any individual or other Person who directly or indirectly holds 10% or more of the combined voting power of our then-outstanding Voting Stock, (3) any relative of any individual referred to in clauses (1), (2) and (4) hereof by blood, marriage or adoption not more remote than first cousin and (4) one of our officers or directors.

      "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by us or a Subsidiary, before the scheduled maturity or before any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Indebtedness of us or any Subsidiary that is subordinate in right to the Notes or the Guarantees, but provided that any such acquisition shall be deemed not to be a Restricted Debt Prepayment to the extent it is made (1) in exchange for or with the proceeds from the substantially concurrent issuance of Qualified Capital Stock or (2) in exchange for or with the proceeds from the substantially concurrent issuance of Indebtedness, in a principal amount (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not to exceed the lesser of
(a) the principal amount of Indebtedness being acquired in exchange therefor (or with the proceeds therefrom) and (b) if such Indebtedness being acquired was issued at an original issue discount, the original issue price thereof plus amortization of the original issue discount at the time of the incurrence of the Indebtedness being issued in exchange therefor (or the proceeds of which will finance such acquisition), and provided further that any such Indebtedness shall have an Average Life not less than the Average Life of the Indebtedness being acquired, and shall contain subordination and default provisions no less favorable, in any material respect, to holders of the Securities than those contained in such Indebtedness being acquired.

      "Restricted Payment" means any (1) Stock Payment, (2) Investment (other than Permitted Investments and other than Permitted Unrestricted Subsidiary Investments) or (3) Restricted Debt Prepayment.

      "S&P" means Standard & Poor's Ratings Group and its successors.

      "Senior Indebtedness" means all of our Indebtedness (present and future) created, incurred, assumed or guaranteed by us (and all renewals, extensions or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post-Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Securities. Notwithstanding the foregoing, our Senior Indebtedness does not include (1) any Indebtedness of us to any Subsidiary or any Unrestricted Subsidiary, and (2) any amounts payable or other liabilities to trade creditors.

      "Series A Notes" means the "Notes" designated "Series A" issued and sold pursuant to the Series A/D Indenture.

      "Series A/B Indenture" means the Indenture dated as of March 15, 1996, among us, the "Subsidiary Guarantors" (as defined therein) and Texas Commerce Bank National Association, as trustee, and providing for the issue of our 10 1/4% Senior Subordinated Notes due 2006 in the aggregate principal amount of $150 million.

      "Series A/B Issue Date" means the date of the first issuance of Series A Notes under the Series A/B Indenture, March 19, 1996.

      "Series A/B Notes" means the "Notes" issued by us pursuant to the Series A/B Indenture.

      "Series A-D Notes" means the Series A/B Notes and the Series C/D Notes.

      "Series C/D Indenture" means the Indenture dated as of July 21, 1997, among us, the "Subsidiary Guarantors" (as therein defined) And Texas Commerce Bank National Association, as trustee, and providing for the issuance of our 10 1/4% Senior Subordinated Notes due 2006 in the aggregate principal amount of $50 million.

      "Series C/D Notes" means the "Securities" that we issued pursuant to the Series C/D Indenture.

      "Stock Payment" means, with respect to any Person, (1) the declaration or payment by such Person, either in cash or in property, of any dividend on (except, in the case of us, dividends payable solely in our Qualified Capital Stock), or the making by such Person or any of its subsidiaries of any other distribution in respect of, such Person's Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (except for the issuance of Qualified Capital Stock pursuant to the exercise thereof), or (2) the redemption, repurchase, retirement or other acquisition for value by such Person or any of its subsidiaries, directly or indirectly, of such Person's or any of its subsidiaries' Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than, in the case of us, through the issuance in exchange therefor solely of our Qualified Capital Stock; but provided that in the case of a Subsidiary, the term "Stock Payment" shall not include (1) any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock payable to us or a Wholly Owned Subsidiary, or
(2) the payment of pro rata dividends to holders of minority interests in Capital Stock of a Subsidiary.

      A "subsidiary" of any Person means (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person, (2) a partnership in which such Person or a wholly owned subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its wholly owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (3) any other Person (other than a corporation or partnership) in which such Person, a wholly owned subsidiary of such Person or such Person and one or more wholly owned subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

      "Subsidiary" means any one of our subsidiaries; provided, that an Unrestricted Subsidiary shall not be deemed one of our subsidiaries for purposes of the Indenture.

      "Subsidiary Guarantor" means (1) Arguello Inc., a Delaware corporation, Calumet Florida, Inc., a Delaware corporation, Plains Illinois Inc., a Delaware corporation, Plains Resources International Inc., a Delaware corporation, PMCT Inc., a Delaware corporation, Stocker Resources, Inc., a California corporation, and Stocker Resources, L.P., a California limited partnership, (2) each of our Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and (3) each of our Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

      "Unrestricted Subsidiary" means (1) each of (a) Plains All American Inc., a Delaware corporation, PAAI LLC, a Delaware limited liability company, Plains All American Pipeline, L.P., a Delaware limited partnership, Plains Marketing, L.P., a Delaware limited partnership, All American Pipeline, L.P., a Texas limited partnership, Plains Scurlock Permian, L.P., a Delaware limited partnership, Scurlock Permian LLC, a Delaware limited liability company, and Scurlock Permian Pipe Line LLC, a Delaware limited liability company, and (b) any other of our subsidiaries that at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (2) any subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any of our subsidiaries (including any newly acquired or newly formed subsidiary or a Person becoming a subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(a) such subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other of our subsidiaries that is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such subsidiary shall at the date of designation, and will at all times thereafter, consist of Non-Recourse Indebtedness; (c) we certify that such designation complies with the "We Are Limited In How We Make Restricted Payments" covenant; and (d) such subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of our and the Subsidiaries' business. Any such designation by our Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of our Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, such Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, we could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "We Are Limited In How We Incur Additional Indebtedness" covenant on a pro forma basis taking into account such designation.

      "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

      "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock (other than directors' qualifying shares, if applicable) of which we own or another Wholly Owned Subsidiary owns.

                             PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, to resell Exchange Notes that it received in exchange for Outstanding Notes if it acquired those Outstanding Notes as a result of market-making activities or other trading activities. We have agreed that for 90 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale. In addition, until
July   , 2000, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Broker-dealers may sell Exchange Notes that they receive for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to or through brokers or dealers who may receive commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

      For 90 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      By accepting this exchange offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer agrees that, when it receives notice from us in which (1) we state that an event has happened that makes any statement in this prospectus untrue in any material respect or
(2) we propose changes to the prospectus to make the statements we make in this prospectus not misleading (and we agree to deliver this notice promptly to such broker-dealer), such broker-dealer will not use the prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and we have furnished copies of the amended or supplemental prospectus to such broker-dealer. If we do notify such broker-dealers to suspend their use of the prospectus, it shall extend the 90-day period referred to above by the number of days equal to the time from when broker-dealers receive this notice and when they receive an amended prospectus.

                                 LEGAL MATTERS

      Michael R. Patterson, Esq., our general counsel, and Fulbright & Jaworski L.L.P., Houston, Texas will pass on the validity of the Exchange Notes for us. Mr. Patterson beneficially owns 138,316 shares of our Common Stock.

                                    EXPERTS

      The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Plains Resources Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains a statement relating to the Company's restatement as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               RESERVE ENGINEERS

         Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof for certain periods has been prepared by H. J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company independent petroleum engineers, and we have incorporated it by reference into this prospectus in reliance on the authority of those firms as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification Of Directors And Officers

         Article Tenth of our Second Restated Certificate of Incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Second Restated Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

         Additionally, Article VIII of our Bylaws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"). Our Bylaws generally follow the language of Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

         Pursuant to Section 145 of the GCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.

         The above discussion of our Second Restated Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

         We have entered into employment agreements containing indemnification provisions with Mr. Greg L. Armstrong, our President and Chief Executive Officer and Harry N. Pefanis, our Executive Vice President - Midstream. Pursuant to such agreements, we have agreed to indemnify and hold them harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of their employment. The amount paid by us is reducible by the amount of insurance paid to or on their behalf with respect to any event giving rise to indemnification. Their right to indemnification is to survive their death or termination of employment and the termination of their employment agreement. Our board of directors has also authorized an employment agreement with Mr. William
C. Egg, Jr., our Executive Vice President and Chief Operating Officer - Upstream, which, as authorized, will have indemnification provisions substantially the same as Messrs. Armstrong's and Pefanis' agreements described above.

Item 21.          Exhibits And Financial Statement Schedules

SEQUENTIAL
 EXHIBIT
 NUMBER
4(a)                 -   Indenture dated as of September 15, 1999, among Plains Resources Inc., the Subsidiary Guarantors named therein and Chase Bank of Texas,
                         National Association, as Trustee (incorporated by reference to Exhibit
                         4(e) to the Company's Annual Report on Form 10-K for the year ended
                         December 31, 1999).

4(b)                 -   Registration Rights Agreement dated as of September 22, 1999, among
                         Plains Resources, Inc., the Subsidiary Guarantors named therein, J.P.
                         Morgan Securities Inc. and First Union Capital Markets Corp.
                         (incorporated by reference to Exhibit 4(f) to the Company's Annual
                         Report on Form 10-K for the year ended December 31, 1999).

5*                   -   Opinion of Michael R. Patterson, Esq.

12**                 -   Computation of Ratio of Earnings to Fixed Charges.

23(a)*               -   Consent of Michael R. Patterson, Esq. (contained in Exhibit 5).

23(b)**              -   Consents of PricewaterhouseCoopers LLP

23(c)**              -   Consent of Netherland, Sewell & Associates, Inc.

23(d)**              -   Consent of H. J. Gruy and Associates, Inc.

23(e)**              -   Consent of Ryder Scott Company

24*                  -   Powers of Attorney (contained on pages II-4 through II-15 of the initial filing of this Registration Statement).

25*                  -   Statement of Eligibility of Trustee.

99*                  -   Form of Letter of Transmittal.

*  Previously filed.
** Filed herewith.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                                    PLAINS RESOURCES INC.

                                    By: GREG L. ARMSTRONG
                                    Name:  Greg L. Armstrong
                                    Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

           Signature                         Title
           ---------                         -----

GREG L. ARMSTRONG       President, Chief Executive Officer and Director
Greg L. Armstrong                (Principal Executive Officer)

CYNTHIA A. FEEBACK         Vice President-Accounting and Assistant Treasurer
Cynthia A. Feeback                   (Principal Accounting Officer)

PHILLIP D. KRAMER          Executive Vice President, Chief Financial Officer and
Phillip D. Kramer                 Treasurer (Principal Financial Officer)

JERRY L. DEES*                                 Director
Jerry L. Dees

TOM H. DELIMITROS*                             Director
Tom H. Delimitros

WILLIAM M. HITCHCOCK*                          Director
William M. Hitchcock

DAN M. KRAUSSE*
Dan M. Krausse                       Chairman of the Board and Director

JOHN H. LOLLAR*                                Director
John H. Lollar

ROBERT V. SINNOTT*                             Director
Robert V. Sinnott

J. TAFT SYMONDS*                               Director
J. Taft Symonds


*By:   /s/ Michael R. Patterson
     ...................................................
         Michael R. Patterson, as attorney-in-fact
         for the persons indicated

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                                                     ARGUELLO INC.

                                                     By:  PHILLIP D. KRAMER
                                                     Name:  Phillip D. Kramer
                                                         Title:  Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

     Signature                                       Title
     ---------                                       -----
GREG L. ARMSTRONG                   President and Director (Principal Executive Officer)
Greg L. Armstrong

WILLIAM C. EGG, JR.*                     Vice President and Director
William C. Egg, Jr.

PHILLIP D. KRAMER                        Vice President and Treasurer
Phillip D. Kramer                   (Principal Financial Officer and Principal Accounting Officer)

MICHAEL R. PATTERSON                Vice President, Secretary and Director
Michael R. Patterson

*By:   /s/ Michael R. Patterson
     ...................................................
         Michael R. Patterson, as attorney-in-fact for
         the persons indicated

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                                                CALUMET FLORIDA, INC.

                                                By:  PHILLIP D. KRAMER
                                                Name: Phillip D. Kramer
                                                Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

    Signature                                       Title
    ---------                                       -----

GREG L. ARMSTRONG                                  Director
Greg L. Armstrong

PHILIP E. HART*                      President (Principal Executive Officer)
Philip E. Hart

PHILLIP D. KRAMER                          Vice President and Director
Phillip D. Kramer                          (Principal Financial Officer)

CYNTHIA A. FEEBACK                    Treasurer (Principal Accounting Officer)
Cynthia A. Feeback

HARRY N. PEFANIS*                                      Director
Harry N. Pefanis



*By:  /s/ Michael R. Patterson
     ...................................................
         Michael R. Patterson, as attorney-in-fact for
         the persons indicated

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                            PLAINS ILLINOIS INC.

                            By:  PHILLIP D. KRAMER
                            Name: Phillip D. Kramer
                            Title:  Vice President (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

     Signature                                       Title
     ---------                                       -----

GREG L. ARMSTRONG                                  Director
Greg L. Armstrong

PHILIP E. HART*                     President (Principal Executive Officer)
Philip E. Hart

PHILLIP D. KRAMER                Vice President  (Principal Financial Officer)
Phillip D. Kramer

WILLIAM C. EGG, JR.*                                Director
William C. Egg, Jr.

MICHAEL R. PATTERSON                Vice President, Secretary and Director
Michael R. Patterson

CYNTHIA A. FEEBACK                  Treasurer (Principal Accounting Officer)
Cynthia A. Feeback


*By:   /s/ Michael R. Patterson
     ...................................................
         Michael R. Patterson, as attorney-in-fact for
         the persons indicated

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                            PLAINS RESOURCES INTERNATIONAL INC.

                            By:  PHILLIP D. KRAMER
                            Name: Phillip D. Kramer
                            Title:  Vice President (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

      Signature                                       Title
      ---------                                       -----

GREG L. ARMSTRONG             President and Chief Executive Officer and Director
Greg L. Armstrong

PHILLIP D. KRAMER                        Vice President and Director
Phillip D. Kramer

MICHAEL R. PATTERSON          Vice President, Secretary and Director
Michael R. Patterson

CYNTHIA A. FEEBACK            Treasurer (Principal Accounting Officer)
Cynthia A. Feeback

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                             PMCT INC.

                             By:  PHILLIP D. KRAMER
                             Name: Phillip D. Kramer
                             Title:  Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

    Signature                                       Title
    ---------                                       -----

HARRY N. PEFANIS                      President (Principal Executive Officer)
Harry N. Pefanis                                     and Director

PHILLIP D. KRAMER                                Vice President and Director
Phillip D. Kramer                                (Chief Financial Officer)

GREG L. ARMSTRONG                                    Director
Greg L. Armstrong

CYNTHIA A. FEEBACK                     Treasurer (Principal Accounting Officer)
Cynthia A. Feeback

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                              STOCKER RESOURCES, INC.

                              By: PHILLIP D. KRAMER
                              Name: Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

    Signature                                         Title
    ---------                                         -----

LARRY T. MORTON*

Larry T. Morton                       President and Chief Executive Officer

PHILLIP D. KRAMER

Phillip D. Kramer                     Vice President and Chief Financial Officer

GREG L. ARMSTRONG

Greg L. Armstrong                                     Director

WILLIAM C. EGG, JR*.

William C. Egg, Jr.                                   Director

MICHAEL R. PATTERSON

Michael R. Patterson                  Vice President, Secretary and Director

CYNTHIA A. FEEBACK

Cynthia A. Feeback                    Treasurer (Principal Accounting Officer)


*By:  /s/ Michael R. Patterson
     ...................................................
       Michael R. Patterson, as attorney-in-fact for
       the persons indicated

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2000.

                              STOCKER RESOURCES, L.P., BY STOCKER
                              RESOURCES, INC., ITS GENERAL PARTNER

                              By:  PHILLIP D. KRAMER
                              Name: Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2000.

    Signature                                       Title
    ---------                                       -----

LARRY T. MORTON*                      President and Chief Executive Officer
Larry T. Morton

PHILLIP D. KRAMER                     Vice President and Chief Financial Officer
Phillip D. Kramer

GREG L. ARMSTRONG                                    Director
Greg L. Armstrong

WILLIAM C. EGG, JR*.                                 Director
William C. Egg, Jr.

MICHAEL R. PATTERSON                  Vice President, Secretary and Director
Michael R. Patterson

CYNTHIA A. FEEBACK                 Treasurer (Principal Accounting Officer)
Cynthia A. Feeback


*By:   /s/ Michael R. Patterson
     ...................................................
         Michael R. Patterson, as attorney-in-fact for
         the persons indicated

                                INDEX TO EXHIBITS


SEQUENTIAL
 EXHIBIT
 NUMBER
4(a)                 -   Indenture dated as of September 15, 1999, among Plains Resources Inc., the Subsidiary Guarantors named therein and Chase Bank of Texas,
                         National Association, as Trustee (incorporated by reference to Exhibit
                         4(e) to the Company's Annual Report on Form 10-K for the year ended
                         December 31, 1999).

4(b)                 -   Registration Rights Agreement dated as of September 22, 1999, among
                         Plains Resources, Inc., the Subsidiary Guarantors named therein, J.P.
                         Morgan Securities Inc. and First Union Capital Markets Corp.
                         (incorporated by reference to Exhibit 4(f) to the Company's Annual
                         Report on Form 10-K for the year ended December 31, 1999).

5*                   -   Opinion of Michael R. Patterson, Esq.

12**                 -   Computation of Ratio of Earnings to Fixed Charges.

23(a)*               -   Consent of Michael R. Patterson, Esq. (contained in Exhibit 5).

23(b)**              -   Consent of PricewaterhouseCoopers LLP

23(c)**              -   Consent of Netherland, Sewell & Associates, Inc.

23(d)**              -   Consent of H. J. Gruy and Associates, Inc.

23(e)**              -   Consent of Ryder Scott Company

24*                  -   Powers of Attorney (contained on pages II-4 through II-15 of the initial filing of this Registration Statement).

25*                  -   Statement of Eligibility of Trustee.

99*                  -   Form of Letter of Transmittal.

* Previously filed.
**Filed herewith.